Exhibit 10.s

                                  $300,000,000


                                REVOLVING CREDIT
                     AND LETTER OF CREDIT FACILITY AGREEMENT


                         Dated as of September 16, 1996

                                      among


                             METRIS COMPANIES INC.,



                            THE LENDERS NAMED HEREIN,

                         NATIONSBANK, N.A., as Co-Agent,

                  BANK OF AMERICA ILLINOIS, as an Issuing Bank,

              FIRST BANK NATIONAL ASSOCIATION, as an Issuing Bank,

                NORWEST BANK MINNESOTA, N.A., as an Issuing Bank,

                                       and


               THE CHASE MANHATTAN BANK, as Administrative Agent
                               and an Issuing Bank

                                TABLE OF CONTENTS

                                                                          Page

                                    ARTICLE I

                                   Definitions  . . . . . . . . . . . . .    5
     SECTION 1.01.  Defined Terms   . . . . . . . . . . . . . . . . . . .    5
     SECTION 1.02.  Terms Generally   . . . . . . . . . . . . . . . . . .   21

                                   ARTICLE II

                                   The Credits  . . . . . . . . . . . . .   22
     SECTION 2.01.  Commitments   . . . . . . . . . . . . . . . . . . . .   22
     SECTION 2.02.  Loans   . . . . . . . . . . . . . . . . . . . . . . .   22
     SECTION 2.03.  Competitive Bid Procedure   . . . . . . . . . . . . .   23
     SECTION 2.04.  Standby Borrowing Procedure   . . . . . . . . . . . .   26
     SECTION 2.05.  Refinancings, Continuances and Conversions of Loans     26
     SECTION 2.06.  Fees  . . . . . . . . . . . . . . . . . . . . . . . .   28
     SECTION 2.07.  Evidence of Debt; Repayment of Loans  . . . . . . . .   28
     SECTION 2.08.  Interest on Loans   . . . . . . . . . . . . . . . . .   29
     SECTION 2.09.  Default Interest  . . . . . . . . . . . . . . . . . .   29
     SECTION 2.10.  Alternate Rate of Interest  . . . . . . . . . . . . .   30
     SECTION 2.11.  Termination and Reduction of Commitments  . . . . . .   30
     SECTION 2.12.  Prepayment  . . . . . . . . . . . . . . . . . . . . .   31
     SECTION 2.13.  Reserve Requirements; Change in Circumstances   . . .   31
     SECTION 2.14.  Change in Legality  . . . . . . . . . . . . . . . . .   33
     SECTION 2.15.  Letters of Credit   . . . . . . . . . . . . . . . . .   34
     SECTION 2.16.  Indemnity   . . . . . . . . . . . . . . . . . . . . .   37
     SECTION 2.17.  Pro Rata Treatment  . . . . . . . . . . . . . . . . .   37
     SECTION 2.18.  Sharing of Setoffs  . . . . . . . . . . . . . . . . .   38
     SECTION 2.19.  Payments  . . . . . . . . . . . . . . . . . . . . . .   38
     SECTION 2.20.  Taxes   . . . . . . . . . . . . . . . . . . . . . . .   39

                                   ARTICLE III

                         Representations and Warranties   . . . . . . . .   41
     SECTION 3.01.  Organization; Powers  . . . . . . . . . . . . . . . .   41
     SECTION 3.02.  Authorization   . . . . . . . . . . . . . . . . . . .   41
     SECTION 3.03.  Enforceability  . . . . . . . . . . . . . . . . . . .   41
     SECTION 3.04.  Governmental Approvals  . . . . . . . . . . . . . . .   42
     SECTION 3.05.  Financial Statements  . . . . . . . . . . . . . . . .   42
     SECTION 3.06.  No Material Adverse Change  . . . . . . . . . . . . .   42
     SECTION 3.07.  Title to Properties; Possession Under Leases  . . . .   42
     SECTION 3.08.  Subsidiaries  . . . . . . . . . . . . . . . . . . . .   42
     SECTION 3.09.  Litigation; Compliance with Laws  . . . . . . . . . .   42
     SECTION 3.10.  Agreements  . . . . . . . . . . . . . . . . . . . . .   43
     SECTION 3.11.  Federal Reserve Regulations   . . . . . . . . . . . .   43
     SECTION 3.12.  Investment Company Act; Public Utility Holding Company
          Act   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
     SECTION 3.13.  Use of Proceeds   . . . . . . . . . . . . . . . . . .   43
     SECTION 3.14.  Tax Returns   . . . . . . . . . . . . . . . . . . . .   43
     SECTION 3.15.  No Material Misstatements   . . . . . . . . . . . . .   43
     SECTION 3.16.  Employee Benefit Plans  . . . . . . . . . . . . . . .   44
     SECTION 3.17.  Environmental Matters   . . . . . . . . . . . . . . .   44
     SECTION 3.18.  Security Interests  . . . . . . . . . . . . . . . . .   44

                                   ARTICLE IV

                              Conditions of Lending . . . . . . . . . . .   45
     SECTION 4.01.  Conditions to Effectiveness   . . . . . . . . . . . .   45
     SECTION 4.02.  Conditions to All Loans   . . . . . . . . . . . . . .   46

                                    ARTICLE V

                              Affirmative Covenants . . . . . . . . . . .   47
     SECTION 5.01.  Existence; Businesses and Properties  . . . . . . . .   47
     SECTION 5.02.  Insurance   . . . . . . . . . . . . . . . . . . . . .   47
     SECTION 5.03.  Obligations and Taxes   . . . . . . . . . . . . . . .   48
     SECTION 5.04.  Financial Statements, Reports, etc  . . . . . . . . .   48
     SECTION 5.05.  Litigation and Other Notices  . . . . . . . . . . . .   49
     SECTION 5.06.  Employee Benefits   . . . . . . . . . . . . . . . . .   49
     SECTION 5.07.  Maintaining Records; Access to Properties and
          Inspections   . . . . . . . . . . . . . . . . . . . . . . . . .   50
     SECTION 5.08.  Sale of Accounts  . . . . . . . . . . . . . . . . . .   50
     SECTION 5.09.  Further Assurances  . . . . . . . . . . . . . . . . .   50

                                   ARTICLE VI

                               Negative Covenants   . . . . . . . . . . .   51
     SECTION 6.01.  Liens   . . . . . . . . . . . . . . . . . . . . . . .   51
     SECTION 6.02.  Sale and Lease-Back Transactions  . . . . . . . . . .   52
     SECTION 6.03.  Mergers, Consolidations, Sales of Assets and
          Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . .   53
     SECTION 6.05.  Leverage Ratio  . . . . . . . . . . . . . . . . . . .   54
     SECTION 6.06.  Minimum Consolidated Net Worth  . . . . . . . . . . .   54
     SECTION 6.07.  Minimum Excess Spread   . . . . . . . . . . . . . . .   54
     SECTION 6.08.  Minimum Equity to Managed Assets Ratio.   . . . . . .   54
     SECTION 6.09.  Limitations on Restrictions on Dividends  . . . . . .   54
     SECTION 6.10.  Limitations on Lines of Business  . . . . . . . . . .   55

                                   ARTICLE VII

                                Events of Default . . . . . . . . . . . .   55

                                  ARTICLE VIII

                            The Administrative Agent  . . . . . . . . . .   59

                                   ARTICLE IX

                                  Miscellaneous . . . . . . . . . . . . .   61
     SECTION 9.01.  Notices   . . . . . . . . . . . . . . . . . . . . . .   61
     SECTION 9.02.  Survival of Agreement   . . . . . . . . . . . . . . .   62
     SECTION 9.03.  Binding Effect  . . . . . . . . . . . . . . . . . . .   62
     SECTION 9.04.  Successors and Assigns  . . . . . . . . . . . . . . .   62
     SECTION 9.05.  Expenses; Indemnity   . . . . . . . . . . . . . . . .   65
     SECTION 9.06.  Right of Setoff   . . . . . . . . . . . . . . . . . .   66
     SECTION 9.07.  Applicable Law  . . . . . . . . . . . . . . . . . . .   66
     SECTION 9.08.  Waivers; Amendment  . . . . . . . . . . . . . . . . .   66
     SECTION 9.09.  Interest Rate Limitation  . . . . . . . . . . . . . .   67
     SECTION 9.10.  Entire Agreement  . . . . . . . . . . . . . . . . . .   67
     SECTION 9.11.  Waiver of Jury Trial  . . . . . . . . . . . . . . . .   67
     SECTION 9.12.  Severability  . . . . . . . . . . . . . . . . . . . .   68
     SECTION 9.13.  Counterparts  . . . . . . . . . . . . . . . . . . . .   68
     SECTION 9.14.  Headings  . . . . . . . . . . . . . . . . . . . . . .   68
     SECTION 9.15.  Jurisdiction; Consent to Service of Process   . . . .   68
     SECTION 9.16.  Confidentiality   . . . . . . . . . . . . . . . . . .   68


Exhibits

Exhibit A-1    Form of Competitive Bid Request
Exhibit A-2    Form of Notice of Competitive Bid Request
Exhibit A-3    Form of Competitive Bid
Exhibit A-4    Form of Competitive Bid Accept/Reject Letter
Exhibit A-5    Form of Standby Borrowing Request
Exhibit B Form of Security Agreement
Exhibit C Form of Assignment and Acceptance
Exhibit D Borrower Pledge Agreement
Exhibit E Form of Subsidiary Guaranty
Exhibit F Form of Parent Guaranty
Exhibit G Form of Affiliate Guaranty

Schedules

Schedule 2.01     Commitments
Schedule 3.08     Subsidiaries
Schedule 3.09     Litigation
Schedule 3.14     Tax Returns
Schedule 3.18     Security Agreement Filings
Schedule 6.01     Liens

                          REVOLVING CREDIT AND LETTER OF CREDIT FACILITY
                 AGREEMENT dated as of September 16, 1996, among METRIS COMPANIES INC., a Delaware corporation (the "Borrower"), the lenders listed in Schedule 2.01 hereto (the "Lenders"), NATIONSBANK, N.A., as co-agent for the Lenders (in such capacity, the "Co-Agent"), BANK OF AMERICA ILLINOIS, as an issuing bank, FIRST BANK NATIONAL ASSOCIATION, as an issuing bank, NORWEST BANK MINNESOTA, N.A., as an issuing bank, and THE
                 CHASE MANHATTAN BANK, as administrative agent for the Lenders and as an issuing bank.


                 The Borrower has requested the Lenders to extend credit to the Borrower in an aggregate principal amount of up to $300,000,000, of which
(i) the full amount minus the LC Exposure (as defined herein) shall be available in the form of revolving credit loans and competitive advances (pursuant to a procedure under which the Borrower may invite the Lenders to bid on an uncommitted basis on borrowings by the Borrower) and (ii) up to $50,000,000 shall be available in the form of letters of credit. Such credit will mature five years after the Closing Date (as hereinafter defined). The proceeds of all such borrowings and such letters of credit are to be used by the Borrower and its subsidiaries to provide working capital and for other general corporate purposes. The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions herein set forth.

                 Accordingly, the Borrower, the Lenders and the Administrative Agent agree as follows:


                                    ARTICLE I

                                   Definitions

                 SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

                 "ABR Borrowing" shall mean a Borrowing comprised of ABR Standby Loans.

                 "ABR Standby Loan" shall mean any Standby Loan bearing interest at a rate determined by reference to the Alternate Base Rate.

                 "Accounts" shall mean all accounts (excluding credit cardholder accounts but not excluding accounts receivable arising therefrom), accounts receivable, other receivables, contract rights, chattel paper, and related instruments and documents, insurance claims and proceeds, and notes, whether now owned or hereafter acquired by the Borrower or any Subsidiary.

                 "Administrative Agent" shall mean The Chase Manhattan Bank, together with its affiliates, as the arranger of the Commitments and as the agent for the Lenders under this Agreement and the other Loan Documents.

                 "Administrative Agent Fees" shall have the meaning assigned to such term in Section 2.06(b).

                 "Affiliate" shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

                 "Affiliate Guarantors" shall mean Fingerhut Corporation and each other subsidiary of the Parent party to the Affiliate Guaranty.

                 "Affiliate Guaranty" shall mean the Guaranty to be executed and delivered by each Affiliate Guarantor, substantially in the form of Exhibit G hereto, as the same may be amended, supplemented, modified or restated from time to time as permitted thereby or replaced by a comparable guaranty.

                 "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof, "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective. "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) Statutory Reserves and (b) the Assessment Rate. "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be presumed conclusive absent manifest error but subject to rebuttal by the Borrower) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate or both for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

                 "Assessment Rate" shall mean for any date the annual rate (rounded upwards, if necessary, to the next 1/100 of 1%) most recently estimated by the Administrative Agent as the then current net annual assessment rate that will be employed in determining amounts payable by the Administrative Agent to the Federal Deposit Insurance Corporation (or any successor) for insurance by such Corporation (or such successor) of time deposits made in dollars at the Administrative Agent's domestic offices.

                 "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit C.

                 "Big Six Accounting Firm" shall mean any of Price Waterhouse & Co., Arthur Andersen & Co., Ernst & Young, KPMG Peat Marwick LLP, Deloitte & Touche and Coopers & Lybrand or their respective successors.

                 "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

                 "Borrower Pledge Agreement" shall mean the Pledge Agreement, substantially in the form of Exhibit D hereto, made by the Borrower in favor of the Administrative Agent, as such agreement may be amended, supplemented, modified or restated from time to time as permitted thereby or replaced by a comparable agreement.

                 "Borrowing" shall mean a group of Loans of a single Type made by the Lenders (or, in the case of a Competitive Borrowing, by the Lender or Lenders whose Competitive Bids have been accepted pursuant to Section 2.03) on a single date and as to which a single Interest Period is in effect.

                 "Business Day" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are permitted to open for business in New York City; provided, however, that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

                 "Capital Lease" shall have the meaning given such term in the definition of Capital Lease Obligation.

                 "Capital Lease Obligations" of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease (a "Capital Lease") of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP consistently applied and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP consistently applied.

                 A "Change in Control" shall be deemed to have occurred if either (a) the Parent shall have ceased to own (directly or indirectly), beneficially and of record, free and clear of all Liens, at least 51% (on a fully diluted basis) of the economic and voting interest in the Borrower's common stock or (b) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Parent or any Person directly or indirectly Controlling the Parent or (c) at any time, individuals who on the Closing Date were directors of the Parent (together with any replacement or additional directors nominated or appointed by the majority of directors then in office) cease to constitute a majority of the Board of Directors of the Parent.

                 "Change in Control Date" shall mean (a) in the case of a Change in Control pursuant to clause (a) of the definition thereof, the date on which such Change of Control shall have occurred and (b) in the case of a Change in Control pursuant to either clause (b) or (c) of the definition thereof, the date on which the Required Lenders shall have requested the termination of the Commitments following the earlier of (i) the filing with the Securities and Exchange Commission of a Schedule 13D (or any similar or successor report or schedule) or any amendment thereto pursuant to Regulation 13D or any similar or successor regulation promulgated under the Exchange Act with respect to the Parent or any Person directly or indirectly Controlling the Parent indicating that an event which constitutes such a Change in Control has occurred, or (ii) the date on which the Parent becomes aware that an event which constitutes such a Change in Control has occurred.

                 "Closing Date" shall mean September 16, 1996.

                 "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

                 "Collateral Documents" shall mean the Security Agreement and the Borrower Pledge Agreement and the executed stock powers referred to therein.

                 "Commitment" shall mean, with respect to each Lender, the Commitment of such Lender to make Loans hereunder in an amount not in excess of the amount set forth opposite such Lender's name in Schedule 2.01 hereto as such Lender's Commitment may be permanently terminated or reduced from time to time pursuant to Section 2.11 or adjusted from time to time pursuant to
Section 9.04.

                 "Commitment Percentage" shall mean, as to any Lender at any time, the percentage which such Lender's Commitment then constitutes of the aggregate Commitments.

                 "Competitive Bid" shall mean an offer by a Lender to make a Competitive Loan pursuant to Section 2.03.

                 "Competitive Bid Accept/Reject Letter" shall mean a notification made by the Borrower pursuant to Section 2.03(d) in the form of Exhibit A-4 hereto.

                 "Competitive Bid Rate" shall mean, as to any Competitive Bid made by a Lender pursuant to Section 2.03(b), (i) in the case of a Eurodollar Competitive Loan, the Margin, and (ii) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Lender making such Competitive Bid.

                 "Competitive Bid Request" shall mean a request made pursuant to Section 2.03 in the form of Exhibit A-1 hereto.

                 "Competitive Borrowing" shall mean a borrowing consisting of a Competitive Loan or concurrent Competitive Loans from the Lender or Lenders whose Competitive Bids for such Borrowing have been accepted by the Borrower under the bidding procedure described in Section 2.03.

                 "Competitive Loan" shall mean a Loan pursuant to the bidding procedure described in Section 2.03. Each Competitive Loan shall be a Euro-dollar Competitive Loan or a Fixed Rate Loan.

                 "Consolidated Net Worth" shall mean, as at any date of determination, the consolidated stockholders' equity of the Borrower and its consolidated Subsidiaries, as determined on a consolidated basis in conformity with GAAP consistently applied.

                 "Consolidated Tangible Net Worth" shall mean, as at any date of determination, Consolidated Net Worth less (to the extent reflected in determining Consolidated Net Worth) (a) all write-ups subsequent to June 30, 1996 in the book value of any asset by the Borrower or any of its consolidated Subsidiaries, (b) all investments in Persons that are not consolidated Subsidiaries and (c) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets.

                 "Control" shall have the meaning given such term in Rule 12b-2 under the Exchange Act and "Controlling" and "Controlled" shall have meanings correlative thereto.

                 "Credit Card Bank" shall mean Direct Merchants Credit Card Bank, National Association, and any other Person that issues credit cards to be formed or acquired by the Borrower or one of the Subsidiaries.

                 "Credit Event" shall mean each Borrowing, each issuance of a Letter of Credit and each amendment of a Letter of Credit that increases the principal amount thereof.

                 "Cumulative Consolidated Net Income" shall mean, as at any date of determination, the aggregate net income, before consideration of any gains or charges resulting from extraordinary items, of the Borrower and its consolidated Subsidiaries, as determined on a consolidated basis in conformity with GAAP consistently applied ("Net Operating Income"), for each fiscal quarter of the Borrower (a) commencing with (i) at any time when clause (i) of
Section 6.06(a) is applicable, the fiscal quarter ended June 30, 1996 or (ii) at any time when clause (ii) of Section 6.06(a) is applicable, the first fiscal quarter immediately succeeding the last full fiscal quarter included in determining IPO Consolidated Net Worth and (b) ending with the fiscal quarter most recently ended on or prior to such date of determination, provided, that "Cumulative Consolidated Net Income" shall be determined exclusive of any fiscal quarter of the Borrower for which Net Operating Income is less than zero.

                 "Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

                 "Designated Debt" shall mean, as at any date, all obligations of the Borrower and its consolidated Subsidiaries which are (or, as of such date, should be) accounted for as indebtedness on a consolidated balance sheet of the Borrower in conformity with GAAP consistently applied whether such obligations are classified as long-term or short-term under GAAP consistently applied.

                 "dollars" or "$" shall mean lawful money of the United States of America.

                 "Equity to Managed Assets Ratio" shall mean, at any time, the ratio (expressed as a percentage) of (a) Consolidated Tangible Net Worth at such time to (b) Managed Assets at such time.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

                 "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and that is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 412 of the Code, that is treated as a single employer under Section 414 of the Code.

                 "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar Loans.

                 "Eurodollar Competitive Borrowing" shall mean a Borrowing comprised of Eurodollar Competitive Loans.

                 "Eurodollar Competitive Loan" shall mean any Competitive Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.

                 "Eurodollar Loan" shall mean any Eurodollar Competitive Loan or Eurodollar Standby Loan.

                 "Eurodollar Standby Borrowing" shall mean a Borrowing composed of Eurodollar Standby Loans.

                 "Eurodollar Standby Loan" shall mean any Standby Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.

                 "Event of Default" shall have the meaning assigned to such term in Article VII.

                 "Excess Spread" shall mean, for any three consecutive Monthly Periods (a "Test Period"), the average of the Series Excess Spreads determined in respect of such Test Period for each outstanding series of certificates relating to the Metris Master Trust (which average shall be determined on a weighted basis by reference to the average aggregate invested amount with respect to each such series). As used in this definition, "Series Excess Spread" means, with respect to any series referred to in the preceding sentence, (a) the average of the Portfolio Yields for each of the three Monthly Periods in the relevant Test Period minus (b) the weighted average Base Rates for such three Monthly Periods.

                 In addition, as used in this definition, (i) with respect to the series of certificates captioned 1995-1 or 1996-1 and issued pursuant to the Metris Master Trust Pooling and Servicing Agreement dated as of May 26, 1995, "Base Rate" and "Portfolio Yield" shall have the respective meanings assigned to such terms in the relevant supplement to such Pooling and Servicing Agreement as in effect on the Closing Date, and (ii) with respect to any other series of certificates relating to the Metris Master Trust, (x) "Base Rate" shall mean, as of any Business Day, the average of the per annum certificate rates applicable to such certificates on such Business Day weighted by the unpaid principal amount of each respective class of certificates as of such Business Day plus the product of the per annum servicing fee rate applicable to such series times a fraction the numerator of which is the amount by reference to which such servicing fee is payable and the denominator of which is the aggregate invested amount in respect of such series and (y) "Portfolio Yield" shall mean, for any Monthly Period, the annualized percentage equivalent of a fraction, the numerator of which is an amount equal to the sum of the aggregate amount of available finance charge collections allocated to such series for such Monthly Period (excluding amounts on deposit in any reserve account established for such series), calculated on a cash basis, minus the aggregate amount allocated to such series for such Monthly Period in respect of defaulted Accounts and amounts required to be deposited, but not deposited, in any excess funding account in connection with the adjustment of an Account, and the denominator of which is the average daily aggregate invested amount of the certificates with respect to such series for such Monthly Period; provided, however, that, for the purposes of this clause (ii), the Base Rate and Portfolio Yield will instead be calculated in the manner set forth in the documentation governing the relevant series of certificates so long as such terms (or their equivalent) are defined in such documentation in a manner no less favorable to the Lenders (i.e., that would be expected to materially increase the reported Series Excess Spread) than the relevant definitions set forth in the Pooling and Servicing Agreement referred to in clause (i) above.

                 "Exchange Act" shall mean the Securities Exchange Act of 1934.

                 "Facility Fee" shall have the meaning assigned to such term in
Section 2.06(a).

                 "Facility Fee Percentage" shall mean the applicable percentage per annum set forth below based upon the ratings by S&P and Moody's, respectively, applicable on such date to the Index Debt:

Rating                                             Percentage

                             Category 1

A+/A1                                                .0800%
or above
                             Category 2

A, A-/A2, A3                                         .1000%

                              Category 3

BBB+/Baa1                                            .1250%

                               Category 4

BBB/Baa2                                             .1500%

                               Category 5

BBB-/Baa3                                            .1750%

                               Category 6

below BBB-/                                          .2500%
below Baa3

                 For purposes of the foregoing, (i) if at any time either S&P or Moody's shall not have in effect a rating for Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then the Facility Fee Percentage shall be deemed to be .2500% per annum; (ii) if the ratings established or deemed to have been established by S&P or Moody's for the Index Debt shall fall within different Categories, the Facility Fee Percentage shall be based on the numerically higher Category (with Category 6 being the numerically highest Category); and (iii) if any rating established or deemed to have been established by S&P or Moody's shall be changed (other than as a result of a change in the rating system of S&P or Moody's), such change shall be effective as of the date on which such change is first announced by the applicable rating agency. Each change in the Facility Fee Percentage shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P or Moody's shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the nonavailability of ratings from such rating agency (and pending the effectiveness of such amendment, the Facility Fee Percentage will be determined by reference to the rating most recently in effect from such rating agency).

                 "Fees" shall mean the Facility Fee, the LC Fee, the Issuance and Amendment Fees, and other fees referred to in paragraph (d) of Section 2.06 and the Administrative Agent Fees.

                 "Financial Officer" of any corporation shall mean the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such corporation.

                 "Fingerhut Liquidity Agreement" shall mean the Amended and Restated Liquidity Agreement, dated as of May 26, 1995, among Fingerhut Owner Trust, the lenders parties thereto and The Chase Manhattan Bank, as Administrative Agent, as amended from time to time.

                 "Fingerhut Owner Trust" shall have the meaning given such term in the definition of "Metris Master Trust".

                 "Fixed Rate Borrowing" shall mean a Borrowing comprised of Fixed Rate Loans.

                 "Fixed Rate Loan" shall mean any Competitive Loan bearing interest at a fixed percentage rate per annum (expressed in the form of a decimal to no more than four decimal places) specified by the Lender making such Loan in its related Competitive Bid.

                 "FRI" shall mean Fingerhut Receivables, Inc., a Delaware special purpose corporation.

                 "GAAP" shall mean generally accepted accounting principles in the United States.

                 "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body with jurisdiction over the Borrower, any Subsidiary or any Lender, as the case may be.

                 "Guarantee" of or by any Person shall mean, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") (or any other obligation of a primary obligor if the anticipated liability of such guarantor shall have been reserved against in the financial statements of such guarantor or quantified in the notes thereto), including third party mortgages or third party security interests, in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation,
(b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor for purposes of enabling the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case, in the ordinary course of business. For purposes of determining compliance with any covenant contained herein, the "amount" of any Guarantee shall be deemed to equal
(i) the lesser of the amount of the Indebtedness guaranteed or otherwise benefited by such Guarantee or the maximum amount of the Borrower's or the applicable Subsidiary's liability with respect to such Guarantee or (ii) if such Guarantee shall not be a guarantee of Indebtedness, the amount of the anticipated liability reserved against in connection with such Guarantee in the most recent balance sheet of the guarantor or any anticipated liability of the guarantor thereunder quantified in the notes accompanying such balance sheet.

                 "Guarantors" shall mean the Parent, each subsidiary of the Parent party to the Affiliate Guaranty and each Subsidiary of the Borrower party to the Subsidiary Guaranty.

                 "Indebtedness" of any Person shall mean, without duplication,
(a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services

(other than trade payables and payroll expenses, so long as such trade payables and payroll expenses are incurred in the ordinary course of business),
(f) Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed to the extent of the amount of such Indebtedness or, if such Indebtedness is nonrecourse, to the extent of the lesser of the amount of such Indebtedness and the value of the property securing such Indebtedness, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, and (i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit other than trade letters of credit and bankers' acceptances. Notwithstanding the foregoing, Indebtedness shall exclude sales of Accounts accounted for as sales under GAAP and obligations in respect of Rate Protection Agreements. The Indebtedness of any Person shall include the Indebtedness of any partnership (other than the Metris Master Trust) in which such Person is a general partner.

                 "Index Debt" shall mean the senior unsecured, non-credit enhanced long-term debt of the Parent.

                 "Initial Test Date" shall mean the earlier of December 31, 1996 and the IPO Date.

                 "Interest Payment Date" shall mean, with respect to any Loan, the last day of the Interest Period applicable thereto and, in the case of a Eurodollar Loan with an Interest Period of more than three months' duration or a Fixed Rate Loan with an Interest Period of more than 90 days' duration, each day that would have been an Interest Payment Date for such Loan had successive Interest Periods of three months' duration or 90 days' duration, as the case may be, been applicable to such Loan and, in addition, the date of any refinancing or conversion of such Loan with or to a Loan of a different Type.

                 "Interest Period" shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect, (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 and December 31, (ii) the Maturity Date and (iii) the date of prepayment of such Borrowing and (c) as to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date specified in the Competitive Bids in which the offer to make the Fixed Rate Loans comprising such Borrowing was extended, which shall not be earlier than seven days after the date of such Borrowing or later than 360 days after the date of such Borrowing; provided, however, that, if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurodollar Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

                 "IPO Consolidated Net Worth" shall have the meaning assigned to such term in Section 6.06.

                 "IPO Date" shall mean the date on which the initial public offering of the Borrower's common stock shall have been consummated.

                 "Issuing Banks" shall mean The Chase Manhattan Bank, Bank of America Illinois, Norwest Bank Minnesota, N.A., First Bank National Association and one or more other Lenders which shall be designated in writing from time to time by the Borrower with the consent of such Lender and the Administrative Agent, which consent, in the case of the Administrative Agent, shall not be unreasonably withheld.

                 "LC Commitment" shall mean, with respect to each Lender, the commitment of such Lender to acquire participations in Letters of Credit hereunder as set forth in Section 2.15, in an amount not in excess of the amount set forth opposite such Lender's name as its LC Commitment in
Schedule 2.01, as the same may be permanently reduced from time to time pursuant to Section 2.11.

                 "LC Disbursement" shall mean any payment or disbursement made by the Issuing Bank under or pursuant to a Letter of Credit.

                 "LC Exposure" shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time and
(b) the aggregate amount of all LC Disbursements for which the Lenders have not been reimbursed pursuant to Section 2.15 (and, when used with respect to a particular Lender, shall mean such Lender's pro rata share, based upon its LC Commitment, of such aggregate LC Exposure).

                 "LC Fee" shall have the meaning set forth in Section 2.06(c).

                 "Letter of Credit" shall mean any letter of credit issued pursuant to the terms of Section 2.15(a).

                 "Leverage Ratio" shall mean, at any time, the ratio of
(a) Designated Debt of the Borrower at such time to (b) Consolidated Net Worth at such time.

                 "LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the rate at which dollar deposits approximately equal in principal amount to (i) in the case of a Standby Borrowing, the Administrative Agent's portion of such Eurodollar Borrowing and (ii) in the case of a Competitive Borrowing, a principal amount that would have been the Administrative Agent's portion of such Competitive Borrowing had such Competitive Borrowing been a Standby Borrowing, and for a maturity comparable to such Interest Period are offered to the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

                 "LIBOR Spread" shall mean, with respect to the LC Fee or the Loans comprising any Eurodollar Standby Borrowing, the applicable percentage per annum set forth below based upon the ratings by S&P and Moody's, respectively, applicable on such date to the Index Debt:

                 Rating                                             Percentage

                                                   Category 1

                   A+/A1
                 or above                                               .1700%

                                                   Category 2

             A, A-/A2, A3                                               .2000%

                                                   Category 3

             BBB+/Baa1                                                  .2250%

                                                   Category 4

             BBB/Baa2                                                   .2500%

                                                   Category 5

             BBB-/Baa3                                                  .3250%

                                                   Category 6

             below BBB-/                                                .5000%
             below Baa3

                 For purposes of the foregoing, (i) if at any time either S&P or Moody's shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then the LIBOR Spread shall be deemed to be .5000%; (ii) if the ratings established or deemed to have been established by S&P or Moody's for the Index Debt shall fall within different Categories, the LIBOR Spread shall be based on the numerically higher Category (with Category 6 being the numerically highest Category); and (iii) if any rating established or deemed to have been established by S&P or Moody's shall be changed (other than as a result of a change in the rating system of S&P or Moody's), such change shall be effective as of the date on which such change is first announced by the applicable rating agency. Each change in the LIBOR Spread shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P or Moody's shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the nonavailability of ratings from such rating agency (and pending the effectiveness of such amendment, the LIBOR Spread will be determined by reference to the rating most recently in effect from such rating agency).

                 "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

                 "Loan" shall mean a Competitive Loan or a Standby Loan, whether made as a Eurodollar Loan, an ABR Standby Loan or a Fixed Rate Loan, as permitted hereby.

                 "Loan Documents" shall mean this Agreement, the Parent Guaranty, the Subsidiary Guaranty, the Affiliate Guaranty and the Collateral Documents.

                 "Loan Parties" shall mean the Borrower and each Guarantor.

                 "Managed Assets" shall mean, at any time, the sum for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) of (a) all on-balance sheet assets and (b) all securitized assets.

                 "Margin" shall mean, as to any Eurodollar Competitive Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from the LIBO Rate in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.

                 "Margin Stock" shall have the meaning given such term under Regulation U.

                 "Material Adverse Effect" shall mean (a) a materially adverse effect on the business, assets, operations or financial condition of the Borrower and the Subsidiaries taken as a whole, (b) material impairment of the ability of the Borrower or any Subsidiary to perform any material obligation under any Loan Document to which it now is or hereafter becomes a party or
(c) material impairment of any of the material rights of or benefits available to the Lenders under the Loan Documents.

                 "Maturity Date" shall mean September 16, 2001.

                 "Metris Master Trust" shall mean (i) the Metris Master Trust (formerly the Fingerhut Financial Services Master Trust) formed pursuant to that certain Pooling and Servicing Agreement dated as of May 26, 1995, among Direct Merchants Credit Card Bank, National Association, as servicer, MRI as transferor, and Bank of New York (Delaware), as trustee, as amended or supplemented from time to time, (ii) the Fingerhut Owner Trust formed pursuant to that certain Owner Trust Agreement between FRI, as depositor, and Wilmington Trust Company, as owner trustee (the "Fingerhut Owner Trust") and (iii) any other independent trust formed for the purpose of acquiring interests in the accounts receivable of the Borrower or any of its Subsidiaries and issuing certificates of beneficial interest in such receivables or commercial paper pursuant to a Receivables Transfer Program.

                 "Monthly Period" shall mean the period from and including the first day of each fiscal month of the Borrower to and including the last day of such fiscal month.

                 "Moody's" shall mean Moody's Investors Service, Inc., and its successors.

                 "MRI" shall mean Metris Receivables, Inc. (formerly Fingerhut Financial Services Receivables, Inc.), a Delaware special purpose corporation, or its successors.

                 "Multiemployer Plan" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

                 "Note Purchase Agreement" shall mean, collectively, (a) the Purchase Agreement dated January 14, 1991, between the Parent and each of the purchasers listed on Schedule 1 thereto, with respect to the Parent's 10.12% Senior Notes, Series B, and (b) the Purchase Agreement dated as of June 15, 1992, between the Parent and each of the purchasers listed in Schedule 1 thereto, in each case, as the same may be amended, supplemented, modified or restated from time to time as permitted thereby.

                 "Obligations" shall mean (a) the Borrower's obligations in respect of the due and punctual payment of principal of and interest on the Loans when and as due, whether at maturity or upon any Interest Payment Date, by acceleration, upon one or more dates set for prepayment or otherwise,
(b) all amounts required to be paid by the Borrower under Section 2.15 or otherwise in respect of any LC Disbursement, (c) all Fees, expenses, indemnities, reimbursements and other obligations, monetary or otherwise, of the Borrower under this Agreement or any other Loan Document and (d) all obligations, monetary or otherwise, of each Subsidiary under each Loan Document to which it is a party.

                 "Parent" shall mean Fingerhut Companies, Inc., a Minnesota corporation.

                 "Parent Facility" shall have the meaning assigned to such term in Section 4.01(g).

                 "Parent Guaranty" shall mean the Guaranty, substantially in the form of Exhibit F hereto, made by the Parent in favor of the Administrative Agent, as the same may be amended, supplemented, modified or restated from time to time as permitted thereby or replaced by a comparable guaranty.

                 "Parent Receivables Transfer Program" shall mean (i) the structured receivables program conducted pursuant to that certain Purchase Agreement dated as of June 29, 1994, between Fingerhut Corporation and FRI and that certain Pooling and Servicing Agreement dated as of June 29, 1994, among FRI, Fingerhut Corporation and Bank of New York (Delaware), each as amended and supplemented from time to time or replaced by a similar agreement and related agreements; (ii) the owner trust commercial paper program conducted pursuant to an owner trust agreement between FRI, as depositor, and Wilmington Trust Company, as Owner Trustee, a liquidity agreement among the Fingerhut Owner Trust, The Chase Manhattan Bank, as agent, and the lenders party thereto, and related agreements under which the Fingerhut Owner Trust would issue commercial paper and (iii) any other program under which the Parent and/or any of its subsidiaries sell interests in its Accounts to one or more purchasers on a limited-recourse basis as determined in accordance with GAAP, but excluding any sales of Accounts made in conjunction with any sale of other assets of the Parent or any of its subsidiaries.

                 "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

                 "Person" shall mean any natural person, corporation, limited liability company, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

                 "Plan" shall mean any pension plan (other than a Multiemployer
Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for employees of the Borrower or any ERISA Affiliate.

                 "Private Placement Indebtedness" shall mean the indebtedness of the Parent issued pursuant to the Note Purchase Agreement.

                 "Rate Protection Agreements" shall mean interest rate protection or exchange rate hedging agreements, foreign currency exchange agreements or other interest or exchange rate hedging, cap or collar arrangements.

                 "Receivables Transfer Subsidiary" shall mean (i) MRI and (ii) any other special purpose Subsidiary formed pursuant to a Receivables Transfer Program.

                 "Receivables Transfer Program" shall mean (i) the structured receivables program conducted pursuant to that certain Bank Receivables Purchase Agreement dated as of May 26, 1995, between Direct Merchants Credit Card Bank, National Association, and the Borrower (as assignee of the Parent), that certain Purchase Agreement dated as of May 26, 1995, between the Borrower (as assignee of the Parent) and MRI and that certain Pooling and Servicing Agreement dated as of May 26, 1995, among MRI, Direct Merchants Credit Card Bank, National Association, and Bank of New York (Delaware), each as amended and supplemented from time to time or replaced by a similar agreement and related agreements; (ii) the owner trust commercial paper program conducted pursuant to an owner trust agreement between FRI, as depositor, and Wilmington Trust Company, as owner trustee, a liquidity agreement among the Fingerhut Owner Trust, The Chase Manhattan Bank, as agent, and the lenders party thereto, and related agreements under which the Owner Trust would issue commercial paper and (iii) any other program under which the Borrower and/or any of its Subsidiaries sell interests in its Accounts to one or more purchasers on a limited recourse basis as determined in accordance with GAAP, but excluding any sales of Accounts made in conjunction with any sale of other assets of the Borrower or any of the Subsidiaries. Interests in Accounts sold by the Borrower and/or any of its Subsidiaries under clause (i) above will for all purposes be deemed sold pursuant to a Receivables Transfer Program as of the date the Accounts are initially transferred to the relevant Receivables Transfer Subsidiary.

                 "Register" shall have the meaning given such term in
Section 9.04(d).

                 "Regulation D" shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

                 "Regulation G" shall mean Regulation G of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

                 "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

                 "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

                 "Replacement Letter of Credit" shall mean a letter of credit issued by a bank with a rating of at least A by both Moody's and S&P, for the benefit of the Administrative Agent to secure the repayment of any future drawings under any outstanding Letters of Credit issued hereunder.

                 "Reportable Event" shall mean any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of
Section 414 of the Code).

                 "Required Lenders" shall mean, (i) at any time, Lenders having Commitments representing at least a majority of the Total Commitment or
(ii) for purposes of acceleration of the Loans pursuant to clause (ii) of the last paragraph of Article VII and for purposes of any demands in respect of the Parent Guaranty, the Affiliate Guaranty or the Subsidiary Guaranty, Lenders holding Loans and having LC Exposures representing a majority of the aggregate principal amount of the Loans and the aggregate LC Exposure then outstanding.

                 "Responsible Officer" of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

                 "Sale-Leaseback Transaction" shall have the meaning given such term in Section 6.02.

                 "S&P" shall mean Standard & Poor's Ratings Services and its successors.

                 "Security Agreement" shall mean the Security Agreement, substantially in the form of Exhibit B hereto, made by the Borrower in favor of the Administrative Agent, as such agreement may be amended, supplemented, modified or restated from time to time as permitted thereby or replaced by a comparable agreement.

                 "Standby Borrowing" shall mean a borrowing consisting of simultaneous Standby Loans from each of the Lenders.

                 "Standby Borrowing Request" shall mean a request made pursuant to Section 2.04 in the form of Exhibit A-5 hereto.

                 "Standby Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Standby Loans hereunder as set forth in
Schedule 2.01, as such commitment may be permanently terminated or reduced from time to time pursuant to Section 2.11.

                 "Standby Loans" shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01. Each Standby Loan shall be a Eurodollar Standby Loan or an ABR Standby Loan.

                 "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which the Administrative Agent is subject for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

                 "subsidiary" shall mean, with respect to any Person (herein referred to as the "parent"), any corporation, limited liability company, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or more than 50% of the general partnership or membership interests are, at the time any determination is being made, owned, controlled or held by the parent and/or one or more subsidiaries of the parent.

                 "Subsidiary" shall mean any subsidiary of the Borrower including any subsidiary of the Borrower created or acquired by the Borrower after the date hereof other than Metris Master Trust.

                 "Subsidiary Guarantors" shall mean each Subsidiary of the Borrower party to the Subsidiary Guaranty.

                 "Subsidiary Guaranty" shall mean the Guaranty to be executed and delivered by each Subsidiary Guarantor, substantially in the form of Exhibit E hereto, as the same may be amended, supplemented, modified or restated from time to time as permitted thereby or replaced by a comparable guaranty.

                 "Total Commitment" shall mean, at any time, the aggregate amount of Commitments of all the Lenders, as in effect at such time.

                 "Total LC Commitment" shall mean, at any time, the aggregate amount of the Lenders' LC Commitments, as in effect at such time.

                 "Transactions" shall have the meaning assigned to such term in
Section 3.02.

                 "Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, "Rate" shall include the LIBO Rate, the Alternate Base Rate and any Competitive Bid Rate.

                 "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

                 SECTION 1.02.  Terms Generally.  The definitions in
Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include",

"includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that, for purposes of determining compliance with any covenant set forth in Article VI, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in preparing the Borrower's audited financial statements referred to in Section 3.05.


                                   ARTICLE II

                                   The Credits

                 SECTION 2.01. Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Standby Loans to the Borrower, at any time and from time to time on and after the Closing Date and until the earlier of the Maturity Date and the termination of the Commitment of such Lender, in an aggregate principal amount at any time out-standing not to exceed such Lender's Commitment minus the amount by which the Competitive Loans outstanding at such time and the LC Exposure at such time shall be deemed to have used such Lender's Commitment pursuant to Section 2.17, subject, however, to the condition that at all times the outstanding aggregate principal amount of all Standby Loans made by each Lender shall equal the product of (A) the percentage which its Commitment represents of the Total Commitment times (B) the outstanding aggregate principal amount of all Standby Loans made pursuant to Section 2.04 (except as a result of a default by any Lender in its obligation to make any Standby Loan). Each Lender's Commitment is set forth opposite its respective name in Schedule 2.01. Such Commitments may be terminated or reduced from time to time pursuant to Section 2.11.

                 (b) Within the foregoing limits, the Borrower may borrow, pay or prepay and reborrow hereunder, on and after the Closing Date and prior to the Maturity Date, subject to the terms, conditions and limitations set forth herein.

                 SECTION 2.02. Loans. (a) Each Standby Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their Commitments; provided, however, that the failure of any Lender to make any Standby Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.03. The Standby Loans or Competitive Loans comprising any Borrowing shall be (i) in the case of Competitive Loans, in an aggregate principal amount which is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) in the case of Standby Loans, in an aggregate principal amount which is an integral multiple of $1,000,000 and not less than $5,000,000 (or an aggregate principal amount equal to the remaining balance of the available Commitments). At no time shall
(A) the sum of (I) the outstanding aggregate principal amount of all Standby Loans made by all Lenders, (II) the outstanding aggregate principal amount of all Competitive Loans made by all Lenders and (III) the LC Exposure exceed (B) the Total Commitment.

                 (b) Each Standby Borrowing shall be comprised entirely of Eurodollar Standby Loans or ABR Standby Loans and each Competitive Borrowing shall be comprised entirely of Eurodollar Competitive Loans or Fixed Rate Loans as the Borrower may request pursuant to Section 2.03 or 2.04, as applicable. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing which, if made, would result in an aggregate of more than 10 separate Standby Loans of any Lender being outstanding at any one time. For purposes of the foregoing, Standby Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Standby Loans.

                 (c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 2:00 p.m., New York City time, and the Administrative Agent shall by 3:00 p.m., New York City time, credit the amounts so received to the general deposit account of the Borrower with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. Competitive Loans shall be made by the Lender or Lenders whose Competitive Bids therefor are accepted pursuant to Section 2.03 in the amounts so accepted and Standby Loans shall be made by the Lenders pro rata in accordance with their Commitments, subject to Section 2.17. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement but without interest being payable to such Lender prior to the date such amounts shall have been repaid by it.

                 (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

                 SECTION 2.03. Competitive Bid Procedure. (a) In order to request Competitive Bids, the Borrower shall hand-deliver or telecopy to the Administrative Agent a duly completed Competitive Bid Request in the form of

Exhibit A-1 hereto, to be received by the Administrative Agent (i) in the case of a Eurodollar Competitive Borrowing, not later than 10:00 a.m., New York City time, four Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before a proposed Competitive Borrowing. No ABR Standby Loan shall be requested in, or made pursuant to, a Competitive Bid Request. A Competitive Bid Request that does not conform substantially to the format of Exhibit A-1 may be rejected in the Administrative Agent's sole discretion, and the Administrative Agent shall promptly notify the Borrower of such rejection by telecopier. Such request shall in each case refer to this Agreement and specify (x) whether such Borrowing is to be a Eurodollar Borrowing or a Fixed Rate Borrowing, (y) the date of such Borrowing (which shall be a Business Day) and the aggregate principal amount thereof which shall be in a minimum principal amount of $5,000,000 and in an integral multiple of $1,000,000, and
(z) the Interest Period with respect thereto (which may not end after the Maturity Date). Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Administrative Agent shall invite by telecopier (in the form set forth in Exhibit A-2) the Lenders to bid, on the terms and conditions of this Agreement, to make Competitive Loans pursuant to the Competitive Bid Request.

                 (b) Each Lender may, in its sole discretion, make one or more Competitive Bids to the Borrower responsive to a Competitive Bid Request. Each Competitive Bid by a Lender must be received by the Administrative Agent via telecopier, in the form of Exhibit A-3, (i) in the case of a Eurodollar Competitive Borrowing, not later than 10:00 a.m., New York City time, three Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, on the day of a proposed Competitive Borrowing. Multiple bids will be accepted by the Administrative Agent. Competitive Bids that do not conform substantially to the format of Exhibit A-3 may be rejected by the Administrative Agent after conferring with, and upon the instruction of, the Borrower, and the Administrative Agent shall notify the Lender making such nonconforming bid of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and specify (x) the principal amount (which shall be in a minimum principal amount of $5,000,000 and in an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make to the Borrower, (y) the Competitive Bid Rate or Rates at which the Lender is prepared to make the Competitive Loan or Loans and
(z) the Interest Period (which shall be the Interest Period set forth in the applicable Competitive Bid Request) and the last day thereof. If any Lender shall elect not to make a Competitive Bid, such Lender shall so notify the Administrative Agent via telecopier (I) in the case of Eurodollar Competitive Loans, not later than 10:00 a.m., New York City time, three Business Days before a proposed Competitive Borrowing, and (II) in the case of Fixed Rate Loans, not later than 10:00 a.m., New York City time, on the day of a proposed Competitive Borrowing; provided, however, that failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Loan as part of such Competitive Borrowing. A Competitive Bid submitted by a Lender pursuant to this paragraph (b) shall be irrevocable.

                 (c) The Administrative Agent shall promptly notify the Borrower by telecopier of all the Competitive Bids made, the Competitive Bid Rate and the principal amount of each Competitive Loan in respect of which a Competitive Bid was made and the identity of the Lender that made each bid. The Administrative Agent shall send a copy of all Competitive Bids to the

Borrower for its records as soon as practicable after completion of the bidding process set forth in this Section 2.03.

                 (d) The Borrower may in its sole and absolute discretion, subject only to the provisions of this paragraph (d), accept or reject any Competitive Bid referred to in paragraph (c) above. The Borrower shall notify the Administrative Agent by telephone, confirmed by telecopier in the form of a Competitive Bid Accept/ Reject Letter in the form of Exhibit A-4, whether and to what extent it has decided to accept or reject any of or all the bids referred to in paragraph (c) above, (x) in the case of a Eurodollar Competitive Borrowing, not later than 11:00 a.m., New York City time, three Business Days before a proposed Competitive Borrowing, and (y) in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., New York City time, on the day of a proposed Competitive Borrowing; provided, however, that (i) the failure by the Borrower to give such notice shall be deemed to be a rejection of all the bids referred to in paragraph (c) above, (ii) the Borrower shall not accept a bid made at a particular Competitive Bid Rate if the Borrower has decided to reject a bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the principal amount specified in the Competitive Bid Request, (iv) if the Borrower shall accept a bid or bids made at a particular Competitive Bid Rate but the amount of such bid or bids shall cause the total amount of bids to be accepted by the Borrower to exceed the amount specified in the Competitive Bid Request, then the Borrower shall accept a portion of such bid or bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance, in the case of multiple bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such bid at such Competitive Bid Rate, and (v) except pursuant to clause (iv) above, no bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further, however, that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner which shall be in the discretion of the Borrower. A notice given by the Borrower pursuant to this paragraph (d) shall be irrevocable.

                 (e) The Administrative Agent shall promptly notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by telecopier sent by the Administrative Agent, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its bid has been accepted.

                 (f) A Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request.

                 (g) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such bid directly to the Borrower one quarter of an hour earlier than the latest time at which the other Lenders are required to submit their bids to the Administrative Agent pursuant to paragraph (b) above.

                 (h) All Notices required by this Section 2.03 shall be given in accordance with Section 9.01.

                 SECTION 2.04. Standby Borrowing Procedure. In order to request a Standby Borrowing, the Borrower shall hand deliver or telecopy to the Administrative Agent a borrowing request in the form of Exhibit A-5 hereto
(a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before any such proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time (except that the Borrower shall use its best efforts to make such request by 11:00 a.m., New York City time), on the day of such proposed Standby Borrowing. No Fixed Rate Loan shall be requested or made pursuant to a Standby Borrowing Request. Such notice shall be irrevocable and shall in each case specify
(i) whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing,
(ii) the date of such Borrowing (which shall be a Business Day) and the amount thereof and (iii) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. If the Borrower shall not have given notice in accordance with this Section 2.04 of its election to refinance, continue or convert a Standby Borrowing prior to the end of the Interest Period in effect for such Borrowing, then the Borrower shall (unless such Borrowing is repaid at the end of such Interest Period) be deemed to have given notice of an election to convert or continue such Borrowing with an ABR Borrowing. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.04 and of each Lender's portion of the requested Borrowing.

                 SECTION 2.05. Refinancings, Continuances and Conversions of Loans. (a) The Borrower may refinance all or any part of any Competitive Borrowing at the end of the Interest Period thereof with a Borrowing of the same or a different Type made pursuant to Section 2.03 or Section 2.04, and the Borrower may refinance all or any part of a Standby Borrowing with a Competitive Borrowing of the same or a different Type made pursuant to Section 2.04, in each case subject to the conditions and limitations set forth herein and elsewhere in this Agreement. Any Borrowing or part thereof so refinanced shall be deemed to be repaid in accordance with Section 2.07 with the proceeds of a new Borrowing hereunder and the proceeds of the new Borrowing, to the extent they do not exceed the principal amount of the Borrowing being refinanced, shall not be paid by the Lenders to the Administrative Agent or by the Administrative Agent to the Borrower pursuant to Section 2.02(c); provided, however, that (i) if the principal amount extended by a Lender in a refinancing is greater than the principal amount extended by such Lender in the Borrowing being refinanced, then such Lender shall pay such difference to the Administrative Agent for distribution to the Lenders described in (ii) below,
(ii) if the principal amount extended by a Lender in the Borrowing being refinanced is greater than the principal amount being extended by such Lender in the refinancing, the Administrative Agent shall return the difference to such Lender out of amounts received pursuant to (i) above, and (iii) to the extent any Lender fails to pay the Administrative Agent amounts due from it pursuant to (i) above, any Loan or portion thereof being refinanced shall not be deemed repaid in accordance with Section 2.07 and shall be payable by the Borrower.

                 (b) The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (i) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Standby Borrowing into an ABR Borrowing, (ii) not later than 10:00 a.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Standby Borrowing or to continue any Eurodollar Standby Borrowing as a Eurodollar Standby Borrow-ing for an additional Interest Period, (iii) not later than 10:00 a.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Standby Borrowing to another permissible Interest Period and (iv) not later than 10:00 a.m. New York City time, on the date of such proposed Borrowing, to continue any ABR Borrowing for an additional Interest Period, subject in each case to the following:

                    (i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Standby Borrowing, as the case may be;

                    (ii) if less than all the outstanding principal amount of any Standby Borrowing shall be converted or continued, the aggregate principal amount of such Standby Borrowing converted or continued shall be an integral multiple of $1,000,000 and not less than $5,000,000;

                   (iii) if any Eurodollar Standby Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Banks pursuant to Section 2.16;

                    (iv) any portion of a Standby Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Standby Borrowing;

                    (v) any portion of a Eurodollar Standby Borrowing which cannot be converted into or continued as a Eurodollar Standby Borrowing by reason of clause (iv) above shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and

                    (vi) no Interest Period may be selected for any Eurodollar Standby Borrowing that would end later than the Maturity Date.

                 Each notice pursuant to this Section 2.05(b) shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Standby Borrowing that the Borrower requests be converted or continued, (ii) whether such Standby Borrowing is to be converted to or continued as a Eurodollar Standby Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Standby Borrowing is to be converted to or continued as a Eurodollar Standby Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Standby Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall promptly advise the other Lenders of any notice given pursuant to this Section 2.05(b) and of each Lender's portion of any converted or continued Standby Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.05(b) to continue any

Standby Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.05(b) to convert such Standby Borrowing), such Standby Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as an ABR Borrowing.

                 SECTION 2.06. Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on each March 31, June 30,
September 30 and December 31, and on the date on which the Commitment of such Lender shall be terminated as provided herein, a facility fee (the "Facility Fee") equal to the Facility Fee Percentage in effect from time to time on the amount of the Commitment of such Lender, whether used or unused, during the quarter then ended (or shorter period commencing with the Closing Date or ending with the Maturity Date or any date on which the Commitment of such Lender shall be terminated). The Facility Fee shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be. The Facility Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the earlier of (I) the Maturity Date and (II) the termination of the Commitment of such Lender as provided herein.

                 (b) To the extent not paid by the Parent, the Borrower agrees to pay to the Administrative Agent the fees (the "Administrative Agent Fees") relating to this Agreement at the times and in the amounts agreed upon in the letter agreement dated July 1, 1996, between the Parent and The Chase Manhattan Bank.

                 (c) The Borrower agrees to pay each Lender, through the Administrative Agent, on each March 31, June 30, September 30 and December 31, and on the date on which the Commitment of such Lender shall be terminated as provided herein, a fee (the "LC Fee") equal to a percentage per annum equal to the LIBOR Spread in effect on such date on such Lender's pro rata share, based upon its Commitment, of the average daily amount of all Letters of Credit outstanding during the preceding quarter (or shorter period commencing with the Closing Date or ending with the earlier of the Maturity Date and any date on which the Commitment of such Lender shall be terminated). The LC Fee shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be. The LC Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the Commitment of such Lender shall have terminated as provided herein.

                 (d) The Borrower agrees to pay to each Issuing Bank its issuance and amendment fees (the "Issuance and Amendment Fees") as agreed upon from time to time in connection with the issuance of and amendment of the Letters of Credit. Each Issuing Bank has furnished or will furnish to the Borrower a schedule of the Issuance and Amendment Fees in effect on the Closing Date. The Borrower agrees to pay each Issuing Bank such other fees as may be agreed upon by the Borrower and such Issuing Bank.

                 (e) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

                 SECTION 2.07. Evidence of Debt; Repayment of Loans. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Loan made by it from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type of each Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof. The entries made in the accounts maintained pursuant to this paragraph (a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

                 (b) The outstanding principal balance of each Competitive Loan and Standby Loan shall be payable (i) in the case of a Competitive Loan, on the earlier of the last day of the Interest Period applicable to such Loan and on the Maturity Date and (ii) in the case of a Standby Loan, on the Maturity Date.

                 SECTION 2.08. Interest on Loans. (a) Subject to the provisions of Sections 2.09 and 2.10, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to (i) in the case of each Eurodollar Competitive Loan, the LIBO Rate for the Interest Period in effect for such Borrowing plus the Margin offered by the Lender making such Loan and accepted by the Borrower pursuant to Section 2.03 and (ii) in the case of each Eurodollar Standby Loan, the LIBO Rate for the Interest Period in effect for such Borrowing plus the LIBOR Spread. Interest on each Eurodollar Borrowing shall be payable on each applicable Interest Payment Date. The LIBO Rate for each Interest Period shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall promptly advise the Borrower and each Lender of such determination.

                 (b) Subject to the provisions of Section 2.09, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of (i) 365 or 366 days, as the case may be, during any period in which the Alternate Base Rate is based on the Prime Rate, and (ii) 360 days, during any period in which the Alternate Base Rate is based on the Base CD Rate or the Federal Funds Effective Rate) at a rate per annum equal to the Alternate Base Rate. Interest on each ABR Borrowing shall be payable on each applicable Interest Payment Date. The Alternate Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall promptly advise the Borrower and each Lender of such determination.

                 (c) Subject to the provisions of Section 2.09, each Fixed Rate Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the fixed rate of interest offered by the Lender making such Loan and accepted by the Borrower pursuant to Section 2.03. Interest on each Fixed Rate Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement.

                 SECTION 2.09. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan, or any reimbursement obligation in respect of an LC Disbursement, becoming due hereunder, whether by scheduled maturity, notice of prepayment, acceleration or otherwise, the Borrower shall on demand from time to time from the Administrative Agent or the Required Lenders pay interest, to the extent permitted by applicable law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Alternate Base Rate plus 2%.

                 SECTION 2.10. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Eurodollar Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the Lenders of making or maintaining Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request by the Borrower for a Eurodollar Competitive Borrowing pursuant to Section 2.03 shall be of no force and effect and shall be rejected by the Administrative Agent and (ii) any request by the Borrower for a Eurodollar Standby Borrowing pursuant to Section 2.04 shall be deemed to be a request for an ABR Borrowing. The Administrative Agent agrees to give written notice to the Borrower promptly after it determines that the conditions giving rise to any notice under the first sentence of this paragraph shall no longer be in effect. Each determination by the Administrative Agent hereunder shall be presumed conclusive absent manifest error but subject to rebuttal by the Borrower.

                 SECTION 2.11.  Termination and Reduction of Commitments.
(a) The Commitments and the LC Commitments shall be automatically terminated on the earlier of (i) the Maturity Date and (ii) the Change in Control Date.

                 (b) Upon at least three Business Days' prior irrevocable written notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitment or the Total LC Commitment; provided, however, that
(i) each partial reduction of the Total Commitment or the Total LC Commitment, as the case may be, shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $5,000,000; (ii) no such termination or reduction shall be made which would reduce the Total Commitment to an amount less than the sum of the aggregate outstanding principal amount of the Loans and the LC Exposure, (iii) no such termination or reduction shall be made which would reduce the Total Commitment below the Total LC Commitment and (iv) no such termination or reduction shall be made which would reduce the Total LC Commitment below the LC Exposure.

                 (c)  Each reduction in the Total Commitment or the Total
LC Commitment hereunder shall be made ratably among the Lenders in accordance with their respective Commitments or LC Commitments, as applicable. The Borrower shall pay to the Administrative Agent for the account of the Lenders, on the date of each termination or reduction hereunder, the Facility Fee on the amount of the Commitments so terminated or reduced accrued through the date of such termination or reduction.

                 SECTION 2.12. Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Standby Borrowing, in whole or in part, upon giving written notice (or telephone notice promptly confirmed by written notice) to the Administrative Agent: (i) before 12:00 noon, New York City time, three Business Days prior to prepayment, in the case of Eurodollar Loans and before 12:00 noon, New York City time, one Busi-ness Day prior to prepayment, in the case of ABR Standby Loans; provided, however, that each partial prepayment shall be in an amount which is an integral multiple of $1,000,000 and not less than $5,000,000. The Borrower shall not have the right to prepay any Competitive Borrowing.

                 (b) On the date of any termination or reduction of the Commitments pursuant to Section 2.11(a) or (b), (i) in the case of Section 2.11(a), the Borrower shall pay or prepay the principal of all Loans then out-standing, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, and the Borrower shall forthwith deposit cash with the Administrative Agent in an amount equal to the aggregate LC Exposure or shall deliver to the Administrative Agent a Replacement Letter of Credit drawable without condition and in a face amount equal to the aggregate LC Exposure and otherwise satisfactory in all respects to the Administrative Agent, which Letter of Credit or cash deposit shall serve as collateral security for the repayment of any further drawings under the Letters of Credit, and (ii) in the case of Section 2.11(b), the Borrower shall pay or prepay so much of the Standby Borrowings as shall be necessary in order that the sum of the aggregate principal amount of the Competitive Loans and Standby Loans outstanding and the LC Exposure will not exceed the Total Commitment, after giving effect to such termination or reduction.

                 (c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein on the date stated therein. All prepayments under this Section 2.12 shall be subject to
Section 2.16 but otherwise without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

                 SECTION 2.13.  Reserve Requirements; Change in Circumstances.
(a) Notwithstanding any other provision herein, if after the Closing Date, any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the inter-pretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender or such Issuing Bank of the principal of or interest on any Eurodollar Loan or Fixed Rate Loan made by such Lender or any Fees or other amounts payable hereunder, including reimbursement of drawings under the Letters of Credit (other than changes in respect of taxes imposed on the overall net income of such Lender by any Governmental Authority as a result of a present or former connection between the jurisdiction of the Governmental Authority imposing such tax on such Lender (except a connection arising solely from such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement)), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender, or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or any Eurodollar Loan or Fixed Rate Loan made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or Fixed Rate Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such addi-tional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. Notwithstanding the foregoing, no Lender shall be entitled to request compensation under this paragraph with respect to any Competitive Loan if it shall have been aware of the change giving rise to such request and of the impact of such change on the cost of making such Competitive Loans at the time of submission of the Competitive Bid pursuant to which such Competitive Loan shall have been made.

                 (b) If any Lender shall have determined that the adoption after the Closing Date of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender's holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered after the date hereof.

                 (c) A certificate of a Lender setting forth such amount or amounts, along with the Lender's method of computation of such amounts, as shall be necessary to compensate such Lender (or participating banks or other entities pursuant to Section 9.04) as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Borrower and shall be presumed conclusive absent manifest error but subject to rebuttal by the Borrower. The Borrower shall pay each Lender the amount shown as due on any such certificate delivered by it within 10 days of its receipt of the same. In the event any Lender delivers such a certificate, the Borrower may, at its own expense, require such Lender to transfer and assign in whole or in part, without recourse (in accordance with Section 9.04) all or part of its interests, rights and obligations under this Agreement to an assignee which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority,
(ii) the Borrower shall have received a written consent of the Administrative Agent in the case of an entity that is not a Lender, which consent shall not unreasonably be withheld, and (iii) the Borrower or such assignee shall have paid to the assigning Lender in immediately available funds the principal of and interest accrued to the date of such payment on the Loans made by it here-under and all other amounts owed to it hereunder as of such date. Any Lender claiming any additional amounts payable pursuant to this Section 2.13 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any additional amount which may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

                 (d) Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender's right to demand compensation with respect to such period or any other period; provided, however, that no Lender shall be entitled to compensation for any such increased costs or reductions unless it shall have submitted a certificate under paragraph (c) above with respect thereto not more than 90 days after the date that such Lender knows that such increased costs have been incurred or such reduction suffered. Notwithstanding any other provision of this Section 2.13, no Lender shall demand compensation for any increased cost or reduction referred to above if it shall not at the time be the general policy of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, and each Lender shall in good faith endeavor to allocate increased costs or reductions fairly among all of its affected commitments and credit extensions (whether or not it seeks compensation from all affected borrowers). The protection of this
Section 2.13 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

                 SECTION 2.14. Change in Legality. (a) Notwithstanding any other provision herein contained, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent, such Lender may:

                 (i) declare that Eurodollar Loans will not thereafter be made by such Lender hereunder, whereupon such Lender shall not submit a Competitive Bid in response to a request for Eurodollar Competitive Loans and any request by the Borrower for a Eurodollar Standby Borrow-ing shall, as to such Lender only, be deemed a request for an ABR Standby Loan unless such declaration shall be subsequently withdrawn; and

                 (ii) require that all outstanding Eurodollar Loans made by it be converted to ABR Standby Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Standby Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Standby Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

                 (b) For purposes of this Section 2.14, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower. The Administrative Agent agrees to give written notice to the Borrower promptly after it determines that the conditions giving rise to any notice under paragraph (a) above shall no longer be in effect.

                 (c) Each Lender agrees to use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or to change the jurisdiction of its applicable lending office if the making of such filing or change would enable such Lender to legally make or maintain any Eurodollar Loan referred to in paragraph (a) of this Section 2.14; provided, however, that (i) such Lender shall not be required to make such filing or change if, in the sole determination of such Lender, such action would be otherwise disadvantageous to such Lender and (ii) until such time as such Lender shall have determined that it can make or maintain such Eurodollar Loan, the Lender may take the actions referred to in
Section 2.14(a).

                 SECTION 2.15. Letters of Credit. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Issuing Bank shall issue and deliver to the Borrower at any time and from time to time on or after the Closing Date and prior to the fifth Business Day before the Maturity Date, Letters of Credit for the account of the Borrower or any Subsidiary in an aggregate undrawn amount at any one time outstanding not to exceed $50,000,000; provided, however, that such Issuing Bank shall not issue any Letter of Credit if, immediately after giving effect to such issuance, the LC Exposure at such time would exceed the Total
LC Commitment or if the sum of the LC Exposure and the aggregate principal amount of the outstanding Loans would exceed the Total Commitment. Each Letter of Credit (x) shall be in form as shall have been agreed upon in writing by the Borrower, the Administrative Agent and such Issuing Bank, (y) shall be in a minimum principal amount of $2,000 and (z) shall permit drawings upon the presentation of one or more sight drafts and such other documents as shall be specified by the Borrower in the applicable notice delivered pursuant to paragraph (b) below and shall expire on a date not later than the fifth Business Day prior to the Maturity Date, except that Letters of Credit may expire on a date later than the Maturity Date (but in any event no later than the first anniversary of the Maturity Date), subject to the conditions set forth in Section 2.15(g).

                 (b) The Borrower shall give such Issuing Bank written or telecopy notice or notice via computer modem not later than 10:00 a.m., New York City time, one Business Day (or such shorter period as shall be acceptable to such Issuing Bank and the Administrative Agent) prior to any proposed issuance of a Letter of Credit. Each such notice shall refer to this Agreement and shall specify (i) the date on which such Letter of Credit is to be issued (which shall be a Business Day), the account party on the Letter of Credit and the face amount thereof (which shall be an amount in dollars), (ii) the name and address of the beneficiary, (iii) whether such Letter of Credit shall permit a single drawing or multiple drawings, (iv) the form of the sight draft and any other documents required to be presented at the time of any drawing (together with the exact wording of such documents or copies thereof) and
(v) the expiry date of such Letter of Credit. Such Issuing Bank shall give the Administrative Agent, which shall in turn give to each Lender, prompt written or telecopy advice of any notice received from the Borrower pursuant to this
Section 2.15.

                 (c) By the issuance of a Letter of Credit and without any further action on the part of such Issuing Bank or the Lenders in respect thereof, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender's pro rata percentage, based upon its LC Commitment, of the face amount of such Letter of Credit, effective upon the issuance of such Letter of Credit; provided, however, that no Lender shall be required to acquire participations in Letters of Credit that would result in its pro rata percentage, based upon its LC Commitment, of the LC Exposure exceeding its LC Commitment, as the same may be reduced from time to time in accordance with
Section 2.11. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees severally and not jointly to pay to the Administrative Agent, on behalf of such Issuing Bank, in accordance with paragraph (e) below, such Lender's pro rata percentage, based upon its LC Commitment, of each unreimbursed LC Disbursement made by such Issuing Bank; provided, however, that the Lenders shall not be obligated to make any such payment with respect to any payment or disbursement made under any Letter of Credit as a result of the gross negligence or wilful misconduct of such Issuing Bank. Notwithstanding the foregoing, if, as permitted by
Section 2.15(f), an Issuing Bank has separately agreed with the Borrower that the Issuing Bank will be held to a higher standard of care, such standard shall govern as between the Issuing Bank and the Lenders.

                 (d) Each Lender acknowledges and agrees that its acquisition of participations pursuant to paragraph (c) above in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circum-stance whatsoever, including the occurrence and continuance of any Default or Event of Default hereunder, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

                 (e) Promptly after it shall have ascertained that any draft and any accompanying documents presented under a Letter of Credit appear to be in conformity with the terms and conditions of such Letter of Credit, such Issuing Bank shall give written or telecopy notice to the Borrower and the Administrative Agent of the receipt and amount of such draft and the date on which payment thereon will be made. If the Administrative Agent shall not have received from the Borrower the payment required pursuant to paragraph (f) below by 12:00 noon, New York City time, on the date on which payment of a draft presented under any Letter of Credit has been made, the Administrative Agent shall promptly notify such Issuing Bank and each Lender of the LC Disbursement and, in the case of each Lender, its pro rata percentage, based upon its LC Commitment of such LC Disbursement. Each Lender shall pay to the Administrative Agent, not later than 2:00 p.m., New York City time, on such date, such Lender's percentage of such LC Disbursement, which the Administrative Agent shall promptly pay to such Issuing Bank. The Administrative Agent will promptly remit to each Lender such Lender's percentage of any amounts subsequently received by the Administrative Agent from the Borrower in respect of such LC Disbursement; provided that amounts so received for the account of any Lender prior to payment by such Lender of amounts required to be paid by it hereunder in respect of any LC Disbursement shall be remitted to such Issuing Bank.

                 (f) If such Issuing Bank shall pay any draft presented under a Letter of Credit, the Borrower shall pay to such Issuing Bank or to the Administrative Agent for the account of such Issuing Bank or, if the Administrative Agent shall have received the payments provided in paragraph (e) above with respect to such drawing, for the accounts of the Lenders, an amount equal to the amount of such draft before 12:00 noon, New York City time, on the date of payment of such draft. The obligations of the Borrower under this paragraph (f) shall be absolute, unconditional and irrevocable and shall be satisfied strictly in accordance with their terms irrespective of:

                 (i) any lack of validity or enforceability of any Letter of Credit;

                (ii) the existence of any claim, setoff, defense or other right which the Borrower or any other Person may at any time have against the beneficiary under any Letter of Credit, the Administrative Agent, such Issuing Bank or any other Lender (other than the defense of payment in accordance with the terms of this Agreement or a defense based on the gross negligence or wilful misconduct of the Administrative Agent or such Issuing Bank) or any other Person in connection with this Agreement or any other transaction;

                 (iii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; provided that payment by such Issuing Bank under such Letter of Credit against presentation of such draft or document shall not have constituted gross negligence, wilful misconduct or breached any other standard agreed to in writing by the applicable Issuing Bank;

                 (iv) payment by such Issuing Bank under a Letter of Credit against presentation of a draft or other document which does not comply in any immaterial respect with the terms of such Letter of Credit; provided that such payment shall not have constituted gross negligence or wilful misconduct; or

                 (v) any other circumstance or event whatsoever, whether or not similar to any of the foregoing; provided that such other circumstance or event shall not have been the result of gross negligence or wilful misconduct of such Issuing Bank.

                 It is understood that in making any payment under a Letter of Credit (x) such Issuing Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (y) any noncompliance in any immaterial respect of the documents presented under a Letter of Credit with the terms thereof shall, in either case, not be deemed wilful misconduct or gross negligence of such Issuing Bank. Notwithstanding the foregoing, to the extent such Issuing Bank has separately agreed with the Borrower to a standard of care which varies from that set forth above, such standard shall govern as between the Borrower and such Issuing Bank.

                 (g) In the event any Letters of Credit shall have an expiry date after the Maturity Date, the Borrower shall, prior to the Business Day before the Maturity Date, forthwith deposit cash with the Administrative Agent, in an amount equal to the aggregate LC Exposure, or deliver to the Administrative Agent a Replacement Letter of Credit drawable without condition and in a face amount equal to the aggregate LC Exposure and otherwise satisfactory in all respects to the Administrative Agent, which cash deposit or Replacement Letter of Credit shall serve as collateral security for the repayment of any future drawings under such Letters of Credit.

                 (h) Each Issuing Bank hereby agrees to share, pro rata in accordance with its LC Exposure, with all of the Lenders, its security interest in all documents and goods in which it will have a security interest in connection with the issuance of any Letter of Credit and to share on the same basis all amounts recovered by such Issuing Bank in connection with any such security interest.

                 SECTION 2.16. Indemnity. The Borrower shall indemnify each Lender against any loss or reasonable expense which such Lender may sustain or incur as a consequence of (a) any failure by the Borrower to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in
Article IV, (b) any failure by the Borrower to borrow or to refinance, convert or continue any Loan hereunder after irrevocable notice of such Borrowing, refinancing, conversion or continuation has been given pursuant to
Section 2.03, 2.04 or 2.05, (c) any payment, prepayment or conversion of a Eurodollar Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto or (d) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted, continued or not borrowed (based on the LIBO Rate or, in the case of a Fixed Rate Loan, the fixed rate of interest applicable thereto) for the period from the date of such payment, prepayment or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or not bor-rowed for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 and the method of calculation employed by such Lender shall be delivered to the Borrower and shall be presumed conclusive absent manifest error but subject to rebuttal by the Borrower.

                 SECTION 2.17.  Pro Rata Treatment.  Except as required under
Section 2.14, each Standby Borrowing, each payment or prepayment of principal of any Standby Borrowing, each payment of interest on the Standby Loans, each payment of the Facility Fee, each payment of the LC Fees, each reduction of the Commitments and each refinancing of any Borrowing with a Standby Borrowing of any Type, shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Standby Loans). Each payment of principal of any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such

Borrowing in accordance with the respective principal amounts of their outstanding Competitive Loans comprising such Borrowing. Each payment of interest on any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Loans comprising such Borrowing. For purposes of determining the available Commitments of the Lenders at any time, each outstanding Competitive Borrowing shall be deemed to have utilized the Commitments of the Lenders (including those Lenders which shall not have made Loans as part of such Competitive Borrowing) pro rata in accordance with such respective Commitments. Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole dollar amount.

                 SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counter-claim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Standby Loan or Loans as a result of which the unpaid principal portion of the Standby Loans made by it shall be proportionately less than the unpaid principal portion of the Standby Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Standby Loans of such other Lender, so that the aggregate unpaid principal amount of the Standby Loans and participations in Standby Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Standby Loans then outstanding as the principal amount of its Standby Loans, prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Standby Loans outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this
Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Standby Loan deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Standby Loan directly to the Borrower in the amount of such participation.

                 SECTION 2.19. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees (other than the fees referred to in paragraph (d) of Section 2.06) or other amounts) hereunder and under any other Loan Document not later than 12:00 noon, New York City time, on the date when due in dollars to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, in immediately available funds.

                 (b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest, if applicable.

                 SECTION 2.20. Taxes. (a) Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.19, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income or earnings of the Administrative Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity being called a "Transferee")) and franchise taxes imposed by any Governmental Authority on the Administrative Agent or any Lender (or Transferee) as a result of a present or former connection between the jurisdiction of the Governmental Authority imposing such tax on the Administrative Agent or such Lender (except a connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement) (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lenders (or any Transferee) or the Administrative Agent, (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) such Lender (or Transferee) or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and
(iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law; provided, however, that no Transferee of any Lender shall be entitled to receive any greater payment under this paragraph (a) than such Lender would have been entitled to receive with respect to the rights assigned, participated or otherwise transferred unless such assignment, participation or transfer shall have been made at a time when the circumstances giving rise to such greater payment did not exist.

                 (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

                 (c) The Borrower will indemnify each Lender (or Transferee) and the Administrative Agent for the full amount of Taxes and Other Taxes paid by such Lender (or Transferee) or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority. Such indemnification shall be made within 30 days after the date any Lender (or Transferee) or the Administrative Agent, as the case may be, makes written demand therefor. If a Lender (or Transferee) or the Administrative Agent shall become aware that it is entitled to receive a refund in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this Section 2.20, it shall promptly notify the Borrower of the availability of such refund and shall, within 30 days after receipt of a request by the Borrower, apply for such refund at the Borrower's expense. If any Lender (or Transferee) or the Administrative Agent receives a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this Section 2.20, it shall promptly notify the Borrower of such refund and shall, within 30 days after receipt of a request by the Borrower (or promptly upon receipt, if the Borrower has requested application for such refund pursuant hereto), repay such refund to the Borrower (to the extent of amounts that have been paid by the Borrower under this Section 2.20 with respect to such refund), net of all out-of-pocket expenses of such Lender and without interest (except to the extent such refund includes any interest); provided that the Borrower, upon the request of such Lender (or Transferee) or the Administrative Agent, agrees to return such refund (plus penalties, inter-est or other charges) to such Lender (or Transferee) or the Administrative Agent in the event such Lender (or Transferee) or the Administrative Agent is required to repay such refund. Nothing contained in this paragraph (c) shall require any Lender (or Transferee) or the Administrative Agent to make available any of its tax returns (or any other information relating to its taxes which it deems to be confidential).

                 (d) Within 30 days after the date of any payment of Taxes or Other Taxes withheld by the Borrower in respect of any payment to any Lender (or Transferee) or the Administrative Agent, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

                 (e) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.20 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

                 (f) Upon the written request of the Borrower, each Lender (or Transferee) that is organized under the laws of a jurisdiction outside the United States shall, if legally able to do so, prior to the immediately following due date of any payment by the Borrower hereunder, deliver to the Borrower such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form 1001 or Form 4224 and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1, 1.1441-4 or 1.1441-6(c) or any subsequent version thereof or successors thereto, properly completed and duly executed by such Lender (or Transferee) establishing that such payment is (i) not subject to United States Federal withholding tax under the Code because such payment is effectively connected with the conduct by such Lender (or Transferee) of a trade or business in the United States or
(ii) totally exempt from United States Federal withholding tax, or subject to a reduced rate of such tax under a provision of an applicable tax treaty. Unless the Borrower and the Administrative Agent have received forms or other docu-ments satisfactory to them indicating that such payments hereunder are not subject to United States Federal withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate.

                 (g) The Borrower shall not be required to pay any additional amounts to any Lender (or Transferee) in respect of United States Federal withholding tax pursuant to paragraph (a) above if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender (or Transferee) to comply with the provisions of paragraph (f) above; provided, however, the Borrower shall be required to pay those amounts to any Lender (or Transferee) it was required to pay hereunder prior to the failure of such Lender (or Transferee) to comply with the provisions of paragraph (f).

                 (h) Any Lender (or Transferee) claiming any additional amounts payable pursuant to this Section 2.20 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or to change the jurisdiction of its appli-cable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may there-after accrue and would not, in the sole determination of such Lender, be other-wise disadvantageous to such Lender (or Transferee).


                                   ARTICLE III

                         Representations and Warranties

                 The Borrower represents and warrants to each of the Lenders that:

                 SECTION 3.01. Organization; Powers. Each of the Borrower and the Subsidiaries (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization,
(b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify is not materially likely to result in a Material Adverse Effect, and (d) has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow hereunder.

                 SECTION 3.02. Authorization. The execution, delivery and performance by the Borrower and each Subsidiary Guarantor of each of the Loan Documents to which it is a party, the Borrowings and issuances of Letters of Credit (collectively, the "Transactions") (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not
(i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any material indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (iii) result in the crea-tion or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary other than pursuant to the Collateral Documents.

                 SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which the Borrower or any Subsidiary Guarantor is a party, when executed and delivered by the Borrower or such Subsidiary Guarantor, as the case may be, will constitute, a legal, valid and binding obligation of the Borrower or such Subsidiary Guarantor, as the case may be, enforceable against the Borrower or such Subsidiary Guarantor, as the case may be, in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights generally and to general principles of equity).

                 SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required by the Borrower or any of the Subsidiaries in connection with the Transactions, except such as have been made or obtained and are in full force and effect.

                 SECTION 3.05. Financial Statements. The Borrower has hereto-fore furnished to the Lenders its balance sheets and statements of earnings and statements of cash flows (a) as of and for the fiscal year ended December 31, 1995, audited by and accompanied by the opinion of KPMG Peat Marwick LLP, independent public accountants, and (b) as of and for the six-month period ended June 30, 1996. Such financial statements present fairly the financial condition and results of operations of the Borrower and its Subsidiaries as of such dates and for such periods. Such financial statements and the notes thereto were prepared in accordance with GAAP applied on a consistent basis, except as disclosed in such statements and notes.

                 SECTION 3.06. No Material Adverse Change. There has been no material adverse change in the business, assets, operations or financial condition of the Borrower and the Subsidiaries, taken as a whole, since December 31, 1995.

                 SECTION 3.07.  Title to Properties; Possession Under Leases.
(a) Each of the Borrower and the Subsidiaries has good and marketable title to, or valid, subsisting and enforceable leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.01.

                 (b) Each of the Borrower and the Subsidiaries has complied with all material obligations under all material leases to which it is a party and all such leases are in full force and effect. Each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

                 SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries of the Borrower and the percentage of the shares of each class of capital stock owned beneficially or of record by the Borrower therein.

                 SECTION 3.09. Litigation; Compliance with Laws. (a) Except as set forth in Schedule 3.09, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any business, property or rights of any such Person (i) which involve any Loan Document or the Transactions or (ii) which would be materially likely to result in a Material Adverse Effect.

                 (b) Neither the Borrower nor any of the Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would be materially likely to result in a Material Adverse Effect.

                 SECTION 3.10. Agreements. (a) Neither the Borrower nor any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that would be materially likely to result in a Material Adverse Effect.

                 (b) Neither the Borrower nor any of its Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default would be materially likely to result in a Material Adverse Effect.

                 SECTION 3.11. Federal Reserve Regulations. (a) Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

                 (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately,
(i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the regulations of the Board, including Regulation G, U or X.

                 SECTION 3.12. Investment Company Act; Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

                 SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the Loans and the Letters of Credit only for working capital, the purchase of goods and services by the Borrower and the Subsidiaries and other general corporate purposes.

                 SECTION 3.14.  Tax Returns.  Except as described in
Schedule 3.14, each of the Borrower and the Subsidiaries has filed or caused to be filed all Federal, state and material local tax returns required to have been filed. When required or elected, the Borrower and the Subsidiaries have been included in the Federal, state and material local consolidated or combined tax returns of the Parent and its subsidiaries. All such Parent returns have been filed or caused to be filed. In any case, each of the Parent, the Borrower and the Subsidiaries have paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except taxes or assessments that are being contested in good faith by appropriate proceedings and for which the Borrower shall have set aside on its books whatever reserves are required in accordance with GAAP consistently applied.

                 SECTION 3.15. No Material Misstatements. (a) No report, financial statement, schedule or other information relating to historical events or conditions furnished to the Lenders or the Administrative Agent by the Borrower, in connection with this Agreement contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, when taken as a whole, not misleading.

                 (b) Based upon all information currently available to the Borrower, any report, projection, schedule or other information relating to forecast of future events or conditions furnished to the Lenders or the Administrative Agent by the Borrower in connection with this Agreement has been prepared on a reasonable basis based upon reasonable assumptions.

                 SECTION 3.16. Employee Benefit Plans. The Borrower and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder with respect to the employee benefit plans (as defined in Section 3(3) of ERISA) of the Borrower and its ERISA Affiliates. No Reportable Event has occurred in respect of any Plan of the Borrower or any ERISA Affiliate. The present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $5,000,000 the value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) did not, as of the last annual valuation dates applicable thereto, exceed $20,000,000. Neither the Borrower nor any ERISA Affiliate has incurred any Withdrawal Liability that would be materially likely to have a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no Multi-employer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization or termination would be materially likely to result, through increases in the contributions required to be made to such Plan or otherwise, in a Material Adverse Effect.

                 SECTION 3.17. Environmental Matters. Each of the Borrower and the Subsidiaries has complied in all material respects with all material Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control. Neither the Borrower nor any Subsidiary has received notice of any failure so to comply which alone or together with any other such failure is materially likely to result in a Material Adverse Effect. The Borrower's and the Subsidiaries' plants do not manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, as those terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other applicable law, in violation of any such law or any regulations promulgated pursuant thereto or in any other applicable law where such violation is materially likely to result, individually or together with other violations, in a Material Adverse Effect.

                 SECTION 3.18. Security Interests. (a) At all times after execution and delivery of the Borrower Pledge Agreement by the Borrower, the Administrative Agent will have a valid, first priority, perfected security interest in the Pledged Stock (as defined in the Borrower Pledge Agreement), subject to no other Liens.

                 (b) At all times after execution and delivery of the Security Agreement by the Borrower and completion of the filings listed on Schedule 3.18, the security interests created in favor of the Administrative Agent, for the ratable benefit of the Lenders, pursuant to the Security Agreement will constitute valid, perfected security interests in the collateral subject thereto, subject to no other Liens (it being understood that the foregoing representation shall not apply to any such collateral sold in accordance with this Agreement).


                                   ARTICLE IV

                              Conditions of Lending

                 SECTION 4.01. Conditions to Effectiveness. The obligations of the Lenders to make Loans hereunder and of the Issuing Banks to issue Letters of Credit hereunder, and the effectiveness of any amendment to a Letter of Credit that increases the principal amount thereof, shall not become effective until the date on which each of the following conditions is satisfied:

                 (a) The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, with a counterpart for each Lender, (ii) the Borrower Pledge Agreement, executed and delivered by a duly authorized officer of the Borrower, with a counterpart or a conformed copy for each Lender, (iii) each of the Parent Guaranty, the Affiliate Guaranty and the Subsidiary Guaranty, each executed and delivered by a duly authorized officer of the relevant Loan Parties, with a counterpart or a conformed copy for each Lender, and (iv) the Security Agreement, executed and delivered by a duly authorized officer of the Borrower, with a counterpart or a conformed copy for each Lender.

                 (b) The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions of the Board of Directors of each Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date, which certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

                 (c) The Administrative Agent shall have received, with a counterpart for each Lender, true and complete copies of the certificate of incorporation and by-laws of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

                 (d) The Administrative Agent shall have received, with a counterpart for each Lender, an executed legal opinion of counsel to the Loan Parties (which may be in-house), in form and substance reasonably satisfactory to the Administrative Agent.

                 (e) The Administrative Agent shall have received the results of a recent search of the Uniform Commercial Code, judgment and tax lien filings which may have been filed with respect to the Borrower, and the results of such search shall be satisfactory to the Administrative Agent.

                 (f) The Administrative Agent shall have received audited financial statements of the Borrower and its Subsidiaries for the year ended December 31, 1995, and unaudited financial statements of the Borrower and its Subsidiaries for each fiscal quarter in 1996 ending more than 45 days prior to the Closing Date, prepared in accordance with GAAP applied on a consistent basis.

                 (g) An amendment and restatement of the Parent's revolving credit and letter of credit facility, pursuant to which, among other things, the aggregate commitments thereunder shall be reduced from $400,000,000 to $200,000,000, shall have become effective (as so amended and restated, and as further amended, supplemented or otherwise modified from time to time, the "Parent Facility").

                 (h) A $400,000,000 increase in the Fingerhut Liquidity Agreement and concurrent increases in the Class B, Class C and Owner Trust Certificates associated therewith shall have become effective.

                 SECTION 4.02.  Conditions to All Loans.   The obligations of
the Lenders to make any Loans hereunder and of the Issuing Banks to issue any Letters of Credit hereunder are subject to the satisfaction of the conditions that, on the date of each Credit Event, including each Borrowing in which Loans are refinanced as contemplated by Section 2.05(a), but excluding each Borrowing in which Loans are continued or converted as contemplated in Section 2.05(b):

               (a) In the case of a Borrowing, the Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 or
         Section 2.04, as applicable, or, in the case of an issuance of a Letter of Credit, the Issuing Bank shall have received a notice in accordance with Section 2.15(b).

               (b) The representations and warranties set forth in Article III hereof, Section 3 of the Borrower Pledge Agreement, Section 3 of the Security Agreement, Section 3 of the Affiliate Guaranty (to the extent applicable to Persons that are parties to the Affiliate Guaranty on the date of such Credit Event), Section 3 of the Subsidiary Guaranty (to the extent applicable to Persons that are parties to the Subsidiary Guaranty on the date of such Credit Event) and Section 3 of the Parent Guaranty (except, in the case of a refinancing of a Standby Borrowing with a new Standby Borrowing that does not increase the aggregate principal amount of the Loans of any Lender outstanding or in the case of an issuance of a Letter of Credit that does not increase the aggregate LC Exposure, the representations set forth in Sections 3.06 and 3.09(a)) shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

               (c) The Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Credit Event no Event of Default or Default shall have occurred and be continuing.

               (d) In the case of any Credit Event at any time when, or after giving effect to which, the aggregate principal amount of Loans and LC Exposure shall be in excess of $200,000,000, for any such amount in excess of $200,000,000, the Borrower or its Subsidiaries, directly or through a Parent- or Borrower- sponsored vehicle, shall have available (and shall maintain to the extent of such excess amount while such excess amount is outstanding) an equal amount of (a) unutilized commitments allocable to the Metris Master Trust under the Fingerhut Liquidity Agreement, any replacement liquidity facility having comparable terms and conditions (including any such liquidity facility supporting only commercial paper associated with the Metris Master Trust) or any other liquidity facility approved by the Required Lenders or (b) cash in connection with a pre-funded asset-backed term security.


Each Credit Event, excluding each Borrowing in which Loans are continued or converted as contemplated in Section 2.05(b), shall be deemed to constitute a representation and warranty by the Borrower (or any other relevant Loan Party, as the case may be), on the date of such Borrowing as to the matters specified in paragraphs (b), (c) and (d) of this Article IV.


                                    ARTICLE V

                              Affirmative Covenants

                 The Borrower covenants and agrees with each Lender and the Administrative Agent that, so long as this Agreement shall remain in effect, the principal of or interest on any Loan, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid or any Letter of Credit shall remain outstanding, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

                 SECTION 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.03 and with regard to any Subsidiary which has no significant assets and no significant liabilities.

                 (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated (except as permitted pursuant to Section 6.03); comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority, whether now in effect or hereafter enacted, the failure to comply with which would be materially likely to result in a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

                 SECTION 5.02. Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

                 SECTION 5.03. Obligations and Taxes. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books whatever reserves are required in accordance with GAAP.

                 SECTION 5.04. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent and each Lender (by delivery of a regular or periodic report filed under the Exchange Act containing such items or otherwise):

                 (a) within 100 days after the end of each fiscal year, its consolidated balance sheets and related statements of earnings and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, audited by KPMG Peat Marwick LLP or any other Big Six Accounting Firm and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except for changes concurred in by the Borrower's independent public accountants and disclosed in such statements or the notes thereto);

                 (b) within 50 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the first fiscal quarter of the 1997 fiscal year), its consolidated balance sheets and related statements of earnings and cash flow showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of its Finan-cial Officers, as fairly presenting the financial condition and results of operations of the Borrower on a consolidated basis in accordance with GAAP consistently applied (except for changes concurred in by the Borrower's independent public accountants and disclosed in such statements or the notes thereto, subject to normal year-end audit adjustments;

                 (c) concurrently with any delivery of financial statements under (a) and (b) above, (x) a certificate of the accounting firm, in the case of (a), or Financial Officer, in the case of (b), referred to in the applicable paragraph certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (y) a certificate of a Financial Officer setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.05, 6.06, 6.07 (as of the last day of each calendar month included in the relevant fiscal period) and 6.08;

                 (d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it with the Securities and Exchange Commission, or any Govern-mental Authority succeeding to any of or all the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be; and

                 (e) as soon as reasonably practicable, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

                 SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent and each Lender prompt written notice of the following promptly after a Responsible Officer of the Borrower or any Subsidiary becomes aware of the same:

                 (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

                 (b) the filing or commencement of, or receipt of notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof which would be materially likely to result in a Material Adverse Effect;

                 (c) any development affecting or relating to the Borrower or any Subsidiary that in the reasonable judgment of the Borrower has resulted in, or is materially likely to result in, a Material Adverse Effect referred to in clause (a) of the definition of such term; and

                 (d) the occurrence of any event which constitutes a Change in Control.

                 SECTION 5.06. Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code with respect to the employee benefit plans (as defined in Section 3(3) of ERISA) of the Borrower and the ERISA Affiliates and (b) furnish to the Administrative Agent
(i) as soon as possible after, and in any event within 30 days after any Responsible Officer of the Borrower or any ERISA Affiliate knows or has reason to know that any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of the Borrower or any ERISA Affiliate to the PBGC in an aggregate amount exceeding $5,000,000, a statement of a Financial Officer setting forth details as to such Reportable Event and the action that the Borrower or such ERISA Affiliate proposes to take with respect thereto, together with a copy of the notice, if any, of such Reportable Event to the PBGC, (ii) promptly after receipt thereof, a copy of any notice that the Borrower or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of
Section 414 of the Code) or to appoint a trustee to administer any such Plan,
(iii) within 10 days after the due date for filing with the PBGC pursuant to
Section 412(n) of the Code a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer setting forth details as to such failure and the action that the Borrower proposes to take with respect thereto, together with a copy of any such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, both within the meaning of Title IV of ERISA.

                 SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain or cause to be maintained at all times true and complete books and records of its financial operations and permit the Administrative Agent or any Lender and their designated representatives reasonable access after reasonable notice to all such books and records and to any of the properties or assets of the Borrower and the Subsidiaries during regular business hours in order that the Administrative Agent and the Lenders may make such examinations and make abstracts from such books and records and may discuss the affairs, finances and accounts with, and be advised as to the same by, Financial Officers and, after consultation with the Borrower, the independent accountants of the Borrower or any Subsidiary, all as the Administrative Agent or any Lender may reasonably deem appropriate for the purpose of verifying the accuracy of the various reports delivered by the Borrower or any Subsidiary thereof to the Administrative Agent and/or the Lenders pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement. Except during the continuance of any Event of Default, all requests by Lenders under this Section shall be made through and coordinated by the Administrative Agent with a view to minimizing inconvenience to the Borrower and its Subsidiaries.

                 SECTION 5.08. Sale of Accounts. Cause each Credit Card Bank to sell all of such Credit Card Bank's Accounts to the Borrower or directly, or indirectly through a Receivables Transfer Subsidiary, into any Receivables Transfer Program (except in connection with sales of credit cardholder accounts permitted by Section 6.03).

                 SECTION 5.09. Further Assurances. (a) Promptly perform or cause to be performed any and all such acts and execute or cause to be executed, at the cost and expense of the Borrower, any and all documents under the provisions of any applicable law, rule or regulation of any Governmental Authority, which are necessary from time to time, in order to grant, maintain, preserve and protect in favor of the Administrative Agent, for the benefit of the Lenders, the security interest in and pledge of the collateral under the Security Agreement and the Borrower Pledge Agreement, including the perfection and priority thereof, all as provided in the Security Agreement and the Borrower Pledge Agreement.

               (b) With respect to any Person that, subsequent to the Closing Date, becomes a Subsidiary (other than a Credit Card Bank), promptly (i) execute and deliver to the Administrative Agent, for the benefit of the Lenders, a new pledge agreement or such amendments or supplements to the Borrower Pledge Agreement as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on all of the capital stock of such Subsidiary owned directly or indirectly by the Borrower, and (ii) deliver to the Administrative Agent the certificates representing such capital stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the parent company of such Subsidiary.

               (c) With respect to any Person that, subsequent to the Closing Date, becomes a Subsidiary (other than a Receivables Transfer Subsidiary or a Credit Card Bank), cause such Subsidiary to execute and deliver to the Administrative Agent one or more instruments (as the Administrative Agent shall request and satisfactory to the Administrative Agent in form and substance) pursuant to which such Subsidiary shall undertake the obligations of a Subsidiary Guarantor under the Subsidiary Guaranty.

                                   ARTICLE VI

                               Negative Covenants

                 The Borrower covenants and agrees with each Lender and the Administrative Agent that, so long as this Agreement shall remain in effect, the principal of or interest on any Loan, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid or any Letter of Credit shall remain outstanding, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not cause or permit any of the Subsidiaries to:

                 SECTION 6.01. Liens. Create, incur, assume or permit to exist any Lien on any property or assets, including stock or other securities of any Person (other than assets sold pursuant to the Receivables Transfer Program) now owned or hereafter acquired or assign or convey any rights to or security interests in any future revenue; provided, that, notwithstanding the foregoing, the following Liens shall be permitted so long as, in each case, such Liens do not apply to the capital stock of any Credit Card Bank:

                 (a) Liens on property or assets of the Borrower and its Subsidiaries existing on the Closing Date which (with the exception of existing Liens consisting of the interests of lessors under Capital Leases) are set forth in Schedule 6.01; provided that such Liens shall secure only those obligations which they secure on the Closing Date;

                 (b) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary; provided that
         (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary;

                 (c) Liens for taxes not yet due or which are being contested in compliance with Section 5.03 and judgment liens securing judgments which have not given rise to Events of Default;

                 (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations that are not due or that are being contested in compliance with Section 5.03;

                 (e) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations;

                 (f) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                 (g) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

                 (h) Liens on Accounts and on credit cardholder accounts owned by the Borrower or any of its Subsidiaries, in each case securing Indebtedness incurred to finance the acquisition thereof so long as (i) such Liens do not at any time encumber any asset other than the Accounts and credit cardholder accounts financed by such Indebtedness and (ii) recourse for repayment of such Indebtedness is limited to the Accounts and credit cardholder accounts so financed (subject to customary limited recourse to the Borrower and its Subsidiaries relating to representations and warranties made with respect to such Accounts and credit cardholder accounts in connection with the incurrence of such Indebtedness);

                 (i) other Liens to secure Indebtedness of the Borrower and/or any Subsidiary, so long as after giving effect thereto, the sum of
         (A) the aggregate outstanding principal amount of Indebtedness secured by Liens under this Section 6.01(i) and (B) the aggregate outstanding capitalized amount of the obligations of the Borrower and the Subsidiaries to pay rent or other amounts as a result of all Sale-Leaseback Transactions permitted under Section 6.02 does not exceed 25% of Consolidated Net Worth at such time;

                 (j) the interest of any lessor under any Capital Lease and purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary and financed with Indebtedness; provided that (i) such lessor's interests or security interests secure only Indebtedness, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction) and
         (iii) such security interests do not apply to any other property or assets; and

                 (k) Liens created by the Collateral Documents.

                 SECTION 6.02. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a "Sale-

Leaseback Transaction"), except that the Borrower and the Subsidiaries at any time may enter into any Sale-Leaseback Transaction so long as after giving effect thereto, the sum of (a) the aggregate outstanding capitalized amount of the obligations of the Borrower and the Subsidiaries to pay rent or other amounts as a result of such all Sale-Leaseback Transactions and (b) the aggregate outstanding principal amount of Indebtedness referred to in
Section 6.01(i) does not exceed 25% of Consolidated Net Worth at such time.

                 SECTION 6.03. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or, except for sales of accounts receivable pursuant to the Receivables Transfer Program, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (whether now owned or hereafter acquired) or sell, transfer, lease or otherwise dispose of any capital stock of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person, except that:

                 (a) if immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (i) any wholly owned Subsidiary may (A) merge or consolidate into the Borrower in a transaction in which the Borrower is the surviving corporation or
         (B) transfer assets to the Borrower, (ii) any wholly owned Subsidiary may merge into or consolidate with or transfer assets to or acquire assets from any other wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary and no Person other than the Borrower or a wholly owned Subsidiary receives any consider-ation and (iii) the Borrower may merge or consolidate with or into the Parent if the Parent (A) is the continuing or surviving corporation and
         (B) shall expressly assume the obligations of the Borrower hereunder pursuant to a written agreement in form and substance reasonably satisfactory to the Administrative Agent;

                 (b) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, the Borrower or any Subsidiary at any time may sell, transfer or otherwise dispose of all or any part of the assets of any Subsidiary (including the outstanding capital stock of such Subsidiary) to any Person, provided that (i) the consideration in respect of such disposition is at least equal to the fair market value of such assets and (ii) the book value of such assets (or capital stock), when added to the aggregate book value of all other assets (or capital stock) previously disposed of pursuant to this paragraph (b), does not exceed 25% of Consolidated Net Worth at such time (immediately prior to giving effect to such disposition);

                 (c) if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing and subject to the further conditions set forth below, the Borrower or any Subsidiary may acquire all or any part of the assets or capital stock or equity interest of any other Person or may merge or consolidate with such Person in a transaction in which the Borrower or such Subsidiary is the surviving corporation; provided, however, that prior to the consummation of such transaction, the Borrower shall have provided to the Administrative Agent a certificate in reasonable detail demonstrating that such merger, acquisition, or consolidation will not, on a pro forma basis, cause a breach of the covenants contained in any of Sections 6.05, 6.06, 6.07 or 6.08 hereof and will not otherwise cause a breach of any other covenant required to be performed or observed by the Borrower or any Subsidiary hereunder;

                 (d) any Credit Card Bank may sell credit cardholder accounts (and the related Accounts) of Fingerhut Corporation customers at fair market value to any Affiliate of the Parent or any other Person designated by the Parent; and

                 (e) any Credit Card Bank may sell credit cardholder accounts (and the related Accounts) so long as, after giving effect to such sale, the aggregate number of such accounts sold pursuant to this paragraph (e) during the twelve-month period ending on the date of such sale shall not exceed 10% of the number of such accounts (excluding credit cardholder accounts of Fingerhut Corporation customers) owned by the Borrower and its Subsidiaries immediately prior to giving effect to such sale.

                 SECTION 6.04. Limitations on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except (a) Indebtedness of the Borrower or any Subsidiary Guarantor under this Agreement or the Subsidiary Guaranty and (b) other Indebtedness of the Borrower or any of its Subsidiaries so long as, on the date of incurrence thereof, after giving effect thereto, the aggregate outstanding principal amount of Indebtedness incurred pursuant to this clause (b) shall not exceed 15% of Consolidated Net Worth.

                 SECTION 6.05. Leverage Ratio. In the case of the Borrower, permit the Leverage Ratio at any time on or after the Initial Test Date to exceed 9.0 to 1.0.

                 SECTION 6.06. Minimum Consolidated Net Worth. In the case of the Borrower, permit Consolidated Net Worth at any time on or after the Initial Test Date to be less than the sum of (a) (i) prior to the IPO Date, $60,159,000 (it being understood that this clause (i) shall be applicable only if the Initial Test Date precedes the IPO Date) or (ii) on or after the IPO Date, 75% of Consolidated Net Worth on the IPO Date after giving effect to the consummation of the offering referred to in the definition of "IPO Date" ("IPO Consolidated Net Worth") and (b) 25% of Cumulative Consolidated Net Income as of the last day of the fiscal quarter of the Borrower most recently ended.

                 SECTION 6.07. Minimum Excess Spread. In the case of the Borrower, permit Excess Spread determined in respect of any three consecutive Monthly Periods to be less than 1%.

                 SECTION 6.08. Minimum Equity to Managed Assets Ratio. In the case of the Borrower, permit the Equity to Managed Assets Ratio at any time on or after the Initial Test Date to be less than 4%.

                 SECTION 6.09. Limitations on Restrictions on Dividends by Subsidiaries. Permit or place, or permit any Subsidiary to permit or place, any restriction, directly or indirectly on (i) the payment of dividends or other distributions by any Subsidiary to the Borrower or (ii) the making of advances or other cash payments by any Subsidiary to the Borrower, except, in either case, (x) as specifically set forth in this Agreement, (y) as may be required under a Receivables Transfer Program with respect to the frequency of dividends from any Receivables Transfer Subsidiary and (z) as may be required by non-consensual restrictions imposed by applicable requirements of law.

                 SECTION 6.10. Limitations on Lines of Business, etc. (a) Enter into any business or business activity other than (i) in the case of any Receivables Transfer Subsidiary, the purchasing, holding, owning and selling of the Accounts of the Borrower and its Subsidiaries and any activities incidental to and necessary or convenient for the accomplishment of such purposes and (ii) in the case of the Borrower or any other Subsidiary, marketing and providing financial services, including, but not limited to, consumer credit products, extended service plans and fee-based products, (b) except in the case of a Credit Card Bank, originate any Accounts relating to credit cardholder accounts or acquire any Accounts relating to credit cardholder accounts from any Person other than the Borrower or a Credit Card Bank; provided, however, that any Subsidiary may originate or acquire Accounts not relating to credit cardholder accounts or (c) in the case of the Borrower, sell, transfer or otherwise dispose of any Accounts owned by it to any Person except (i) to a Receivables Transfer Subsidiary whose capital stock has been pledged pursuant to the Borrower Pledge Agreement or (ii) directly into a Receivables Transfer Program.


                                   ARTICLE VII

                                Events of Default

                 In case of the happening of any of the following events ("Events of Default"):

                 (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any respect material to the interests of the Lenders when so made, deemed made or furnished;

                 (b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, or default shall be made in the payment of any reimbursement obligation in respect of any Letter of Credit when and as the same shall become due and payable;

                 (c) default shall be made in the payment of any interest on any Loan or any Fee (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

                 (d) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 5.01(a),
         Section 5.05(a) or Article VI (other than Section 6.01) of this Agreement or Section 4(a)(i) (but only with respect to the Parent, any Guarantor or any Significant Subsidiary (as defined in the Parent Guaranty)), Section 4(e)(i) or Section 5 (other than Section 5(a)) of the Parent Guaranty;

                 (e) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 5.05(b),
         (c) or (d) or Section 6.01 of this Agreement or Section 4(e)(ii), (iii) or (iv) or Section 5(a) of the Parent Guaranty, and such default shall continue unremedied for a period of 10 Business Days;

                 (f) default shall be made in the due observance or performance of any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (b), (c), (d) or (e) above) and such default shall continue unremedied for a period of 30 Business Days after notice thereof from the Administrative Agent or the Required Lenders to the Borrower;

                 (g) the Borrower, the Parent or any of their respective subsidiaries shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in a principal amount in excess of $10,000,000 or fail to pay any amount in excess of $10,000,000 due in respect of any Rate Protection Agreement, in each case when and as the same shall become due and payable (after giving effect to any applicable period of grace specified in the instrument evidencing or governing such Indebtedness or Rate Protection Agreement), (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evi-dencing or governing any such Indebtedness in a principal amount in excess of $10,000,000 after giving effect to any applicable period of grace specified in the instrument evidencing or governing such Indebtedness, if the effect of any failure referred to in this clause (ii) is to cause such Indebtedness to become due prior to its stated maturity, or (iii) in the case of the Parent, fail to observe or perform any term, covenant, condition or agreement contained in the Note Purchase Agreement or any other agreement or instrument evidencing or governing any of the Private Placement Indebtedness if the effect of any failure referred to in this clause (iii) is to cause, or to permit the holder or holders of such Private Placement Indebtedness (or any Person acting on their behalf) to cause, with the giving of notice if required, all or any portion of such Private Placement Indebtedness to become due prior to its stated maturity;

                 (h) (i) an event of default, termination event or similar event shall occur which results in the suspension or termination of the ability of the Borrower, the Parent or any of their respective subsidiaries to sell receivables for cash pursuant to the Receivables Transfer Program or the Parent Receivables Transfer Program, as the case may be; provided, however, this clause (i) will not be applicable, in the case of any such event with respect to a Receivables Transfer Program, so long as the Borrower obtains a commitment for an alternative Receivables Transfer Program (for a comparable or greater amount) within 30 days after the occurrence of such event and such commitment is maintained throughout the remaining scheduled term of the affected Receivables Transfer Program, or (ii) the Borrower, the Parent or any of their respective subsidiaries shall fail to maintain the existence of the Receivables Transfer Program or the Parent Receivables Transfer Program, as the case may be, for a period of 30 consecutive days other than as a result of an event or condition described in clause (i) of this paragraph (h).

                 (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower, the Parent or any of their respective subsidiaries, or of a substantial part of the property or assets of the Borrower, the Parent or any of their respective subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, the Parent or any of their respective subsidiaries or for a substantial part of the property or assets of the Borrower, the Parent or any of their respective subsidiaries or (iii) the winding-up or liquidation of the Borrower, the Parent or any of their respective subsidiaries; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

                 (j) the Borrower, the Parent or any of their respective subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (i) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, the Parent or any of their respective subsidiaries or for a substantial part of the property or assets of the Borrower, the Parent or any of their respective subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or
         (vii) take any action for the purpose of effecting any of the fore-going;

                 (k) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Borrower, the Parent, any of their respective subsidiaries or any combination thereof (unless such judgment is covered by insurance and the insurer has offered to defend such judgment or acknowledged, in writing, its liability with respect thereto) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower, the Parent or any of their respective subsidiaries to enforce any such judgment (unless the Borrower, the Parent or the relevant subsidiary, as applicable, has previously established reserves under GAAP consistently applied for the full amount of such judgment);

                 (l) a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(1) of the Code) shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of the Borrower to the PBGC or to a Plan in an aggregate amount exceeding $10,000,000 and, within 30 days after the reporting of any such Reportable Event to the Administrative Agent or after the receipt by the Administrative Agent of the statement required pursuant to
         Section 5.06(b)(iii) hereof, the Administrative Agent shall have notified the Borrower in writing that (i) the Required Lenders have made a determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans by the PBGC, (B) for the appointment by the appropriate United States district court of a trustee to administer such Plan or Plans or (C) for the imposition of a lien in favor of a Plan and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States district court to administer any such Plan or Plans; or the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any such Plan or Plans;

                 (m)(i) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) the Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner and (iii) the amount of such Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification) either (A) exceeds $10,000,000 or requires payments exceeding $5,000,000 in any year or (B) is less than $10,000,000 but any Withdrawal Liability payment remains unpaid 30 days after such payment is due;

                 (n) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multi-employer Plans for their most recently completed plan years by an amount exceeding $5,000,000; or

                 (o) any Collateral Document shall not be in full force and effect, enforceable in accordance with its terms, or the security interest purported to be created by any Collateral Document shall not be a valid and enforceable perfected first priority security interest in any collateral subject thereto (except, in the case of the Security Agreement, in connection with releases of collateral thereunder in accordance with the terms thereof);

then, and in every such event (other than an event with respect to the Borrower described in paragraph (i) or (j) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate forthwith the Commitments; (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) require that the Borrower deposit cash with the Administrative Agent, in an amount equal to the aggregate LC Exposure, as collateral security for the repayment of any future drawings under the Letters of Credit; and in any event with respect to the Borrower described in paragraph (i) or (j) above, the Commitments shall auto-matically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Docu-ment, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Borrower shall forthwith be required to deposit cash with the Administrative Agent in an amount equal to the aggregate LC Exposure or shall deliver to the Administrative Agent a Replacement Letter of Credit drawable without condition and in a face amount equal to the aggregate LC Exposure and otherwise satisfactory in all respects to the Administrative Agent, which Letter of Credit or cash deposit shall serve as collateral security for the repayment of any further drawings under the Letters of Credit.


                                  ARTICLE VIII

                            The Administrative Agent

                 In order to expedite the transactions contemplated by this Agreement, the Administrative Agent is hereby appointed to act as agent on behalf of the Lenders. Each of the Lenders, and each subsequent holder of any Loan by its acceptance thereof, hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or holder and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrower of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder;
(c) to act as Administrative Agent on behalf of the Lenders under the other Loan Documents and to exercise all rights granted to the Administrative Agent under the other Loan Documents; (d) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as received by the Administrative Agent; and
(e) take the actions it is authorized to take pursuant to the Collateral Documents in order to release collateral thereunder.

                 Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or wilful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Administrative Agent shall not be responsible to the Lenders or the holders of the Loans for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement, or any other Loan Documents or other notes, instruments or agreements. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders and each subsequent holder of any Loan. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person or Persons. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Borrower of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. The Administrative Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

                 The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

                 Subject to the appointment and acceptance of a successor Administrative Agent as provided below, (i) the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower and
(ii) the Administrative Agent, at the request of the Borrower and with the consent of the Required Lenders (which consent shall not be unreasonably withheld) shall resign. Upon any such resignation, the Borrower shall have the right to appoint a successor, subject to the approval of the Required Lenders (which approval shall not be unreasonably withheld). If no successor shall have been so appointed by the Borrower and approved by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or the Required Lenders consent to the resignation of the Administrative Agent, then (i) the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, if the Administrative Agent shall have resigned by notifying the Lenders or (ii) otherwise, the Required Lenders may appoint a successor Administrative Agent to replace the terminated Administrative Agent, in each case which successor shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

                 With respect to the Loans made by it and the Letter of Credit participations acquired by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent.

                 Each Lender agrees (i) to reimburse the Administrative Agent, on demand, in the amount of its pro rata share (based on its Commitment hereunder) of any expenses incurred for the benefit of the Lenders by the Administrative Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrower and (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as the Administrative Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower; provided that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the Administrative Agent or any of its directors, officers, employees or agents.

                 Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknow-ledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other
Loan Document, any related agreement or any document furnished hereunder or thereunder.


                                   ARTICLE IX

                                  Miscellaneous

                 SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or over-night courier service, mailed or sent by telecopier, as follows:

                 (a) if to the Borrower, to it at Metris Companies Inc., 600 South Highway 169, Suite 1800, St. Louis Park, Minnesota 55426, Atten-tion of Vice President, Chief Financial Officer (Telephone No. (612) 525-5020) (Telecopy No. (612) 525-5070), with a copy to Fingerhut Companies, Inc., at 4400 Baker Road, Minnetonka, Minnesota 55343, Attention General Counsel (Telephone No. (612) 932-3200) (Telecopy No.
         (612) 936-5412);

                 (b) if to the Administrative Agent, to it at Chase Agency Services, Grand Central Tower, 140 East 45th Street, New York, New York 10017, Attention: Miranda Chin (Telecopy No. 212-622-0122) and, in the case of Competitive Bid matters, Christopher Consomer (Telecopy No. 212-622-1308) and, in the case of Competitive Bid matters, with a copy to Chase Securities Inc., Ten South LaSalle Street, Suite 2300, Chicago, Illinois 60603-1097, Attention of Paul Doran (Telecopy
         No. (312) 346-9310); and

                 (c) if to a Lender, to it at its address (or telecopy number) set forth in Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or other telegraphic communications equipment of the sender, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.


                 SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.

                 SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Administrative Agent and each Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior consent of all the Lenders.

                 SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

                 (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or an Affiliate of such Lender, the Borrower, the Issuing Banks and the Administrative Agent must give their prior written consent to such assignment (which consent, in each case, shall not be unreasonably withheld); (ii) unless otherwise agreed by the Borrower and the Administrative Agent, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, if less, the then-remaining Commitment of the assigning Lender) and the amount of the Commitment of such Lender remaining after such assignment shall not be less than $6,000,000 or shall be zero; (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (to be paid by the assignee or the assignor); and (iv) after giving effect thereto, (x) the Commitment Percentage of the assigning Lender shall equal such Lender's "Commitment Percentage" under and as defined in the Parent Facility and (y) the Commitment Percentage of the assignee shall equal such assignee's "Commitment Percentage" under and as defined in the Parent Facility. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto (but shall continue to be entitled to the benefits of Sections 2.13, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account hereunder and not yet paid)). Notwithstanding the foregoing, any Lender assigning its rights and obligations under this Agreement may retain any Competitive Loans made by it outstanding at such time, and in such case shall retain its rights hereunder in respect of any Loans so retained until such Loans have been repaid in full in accordance with this Agreement.

                 (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:
(i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Standby Loans and Competitive Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                 (d) The Administrative Agent shall maintain at one of its offices in the City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                 (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an administrative questionnaire in form satisfactory to the Administrative Agent completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Borrower and the Administrative Agent to such assignment, the Administrative Agent shall
(i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lender and the Issuing Banks.

                 (f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.13 and 2.16 limited, as to each participant, to the amount the selling Lender could claim and (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, or extending any scheduled principal payment date or date fixed for the payment of principal of or interest on the Loans).

                 (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information. It is understood that confidential information relating to the Borrower would not ordinarily be provided in connection with assignments or participations of Competitive Loans.

                 (h)  Notwithstanding the limitations set forth in paragraph
(b) above, (i) any Lender may at any time assign or pledge all or any portion of its rights under this Agreement to a Federal Reserve Bank and (ii) any Lender which is a "fund" may at any time assign or pledge all or any portion of its rights under this Agreement to secure such Lender's indebtedness, in each case without the prior written consent of the Borrower or the Administrative Agent; provided that each such assignment shall be made in accordance with applicable law and no such assignment shall release a Lender from any of its obligations hereunder. In order to facilitate any such assignment, the Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a registered promissory note or notes evidencing the Loans made to the Borrower by the assigning Lender hereunder.

                 (i) The Borrower shall not assign or delegate any of its respective rights and duties hereunder.

                 SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Administrative Agent, Issuing Banks or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including (i) the reasonable fees and disbursements of Simpson Thacher & Bartlett, counsel for the Administrative Agent, (ii) in connection with any such amendment, modification or waiver, the fees and disbursements of any common counsel, and (iii) in connection with any such enforcement or protection, the fees and disbursements of any counsel for the Administrative Agent or any Lender. The Borrower further agrees that it shall indemnify the Administrative Agent, the Issuing Bank and the Lenders from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any of the other Loan Documents.

                 (b) The Borrower agrees to indemnify the Administrative Agent, the Issuing Banks, each Lender and their directors, officers, employees and agents (each such Person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litiga-tion, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee; provided further, however, that the Borrower will only be liable for the fees of a single firm which shall act as common counsel for the Lenders, except in the case where (i) a Lender reasonably determines based upon the written advice of legal counsel, a copy of which shall be provided to the Borrower, in its judgment that having common counsel would present such counsel with a conflict of interest, (ii) a Lender reasonably concludes that there may be legal defenses available to it that are different from or in addition to those available to other Lenders or (iii) defense of any action or proceeding is not assumed by the Lenders.

                 (c) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by evidence in reasonable detail sufficient to identify the nature and amount of the expense so incurred.

                 SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees promptly to notify the Borrower of any such setoff and the application thereof made by such Lender.

                 SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

                 SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Issuing Bank or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

                 (b) Neither this Agreement, any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, each other affected Loan Party and the Required Lenders (except, in the case of the Parent Guaranty, as otherwise provided in Section 11 thereof); provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, (ii) change the Commitment or decrease the Facility Fee of any Lender without the prior written consent of such Lender, (iii) amend or modify the provisions of Section 2.17, the provi-sions of this Section or the definition of the "Required Lenders", without the prior written consent of each Lender or (iv) release or otherwise limit or modify the obligations of any Guarantor (except as provided in the Subsidiary Guaranty or the Affiliate Guaranty) or release any of the collateral securing the Obligations (except as provided in the Security Agreement) in each case without the prior written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Each Lender and each holder of a Loan shall be bound by any waiver, amendment or modification authorized by this Section, and any consent by any Lender or holder of a Loan pursuant to this Section shall bind any Person subsequently acquiring a Loan from it.

                 SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under appli-cable law (collectively, the "Charges"), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable in respect of the Loans held by such Lender, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.

                 SECTION 9.10. Entire Agreement. This Agreement and the other Loan Documents and the letter agreement referred to in Section 2.06 constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

                 SECTION 9.11. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Loan Documents. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.

                 SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

                 SECTION 9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 9.03.

                 SECTION 9.14. Headings. The cover page, the Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

                 SECTION 9.15.  Jurisdiction; Consent to Service of Process.
(a) Each of the parties hereto agrees that a final judgment in any New York State court or any Federal court of the United States of America sitting in New York City shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may have to bring any action or proceeding relating to this Agreement or the other Loan Documents in the courts of any jurisdiction.

                 (b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                 (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                 SECTION 9.16. Confidentiality. Unless otherwise agreed to in writing by the Borrower, the Administrative Agent and each Lender hereby agree to keep all Proprietary Information (as defined below) confidential and not to disclose or reveal any Proprietary Information to any Person other than the Administrative Agent's or such Lender's directors, officers, employees, Affiliates and agents and to actual or potential assignees and participants, and then only on a confidential basis; provided, however, that the Administrative Agent or any Lender may disclose Proprietary Information (a) as required by law, rule, regulation or judicial process, (b) to its attorneys and accountants or (c) as requested or required by any state or Federal or foreign authority or examiner regulating banks or banking. For purposes of this Agreement, the term "Proprietary Information" shall include all information about the Borrower or any of its Affiliates which has been furnished by the

Borrower or any of its Affiliates, whether furnished before or after the date hereof, and regardless of the manner in which it is furnished; provided, however, that Proprietary Information does not include information which (x) is or becomes generally available to the public other than as a result of a disclosure by the Administrative Agent or any Lender not permitted by this Agreement, (y) was available to the Administrative Agent or any Lender on a nonconfidential basis prior to its disclosure to the Administrative Agent or such Lender by the Borrower or any of its Affiliates from a Person who is not otherwise bound by a confidentiality agreement with the Company or any of its Affiliates or is not otherwise prohibited from transmitting the information to the Administrative Agent or such Lender or (z) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a Person other than the Borrower or its Affiliates who is not otherwise bound by a confidentiality agreement with the Company or any of its Affiliates, or is not otherwise prohibited from transmitting the information to the Administrative Agent or such Lender. In addition, the terms of any confidentiality agreement between any Lender and the Parent or the Borrower will remain in full force and effect pursuant to the terms thereof.

                 IN WITNESS WHEREOF, the Borrower the Administrative Agent and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                                   METRIS COMPANIES INC., as
                                                   Borrower


                                                   By
                                                       Name:
                                                       Title:


                                                   By
                                                       Name:
                                                       Title:


                                                   THE CHASE MANHATTAN BANK,
                                                   individually and as
                                                   Administrative Agent and an
                                                   Issuing Bank


                                                   By
                                                       Name:
                                                       Title:


                                                   NATIONSBANK, N.A.,
                                                   individually and as Co-Agent


                                                   By
                                                       Name:
                                                       Title:

                                                   BANK OF AMERICA ILLINOIS,
                                                   individually and as an
                                                   Issuing Bank


                                                   By
                                                       Name:
                                                       Title:


                                                   THE BANK OF NEW YORK


                                                   By
                                                       Name:
                                                       Title:


                                                   THE BANK OF NOVA SCOTIA


                                                   By
                                                       Name:
                                                       Title:


                                                   BANK OF TOKYO-MITSUBISHI,
                                                   LTD., Chicago Branch


                                                   By
                                                       Name:
                                                       Title:


                                                   COMMERZBANK
                                                   AKTIENGESELLSCHAFT Grand
                                                   Cayman Branch


                                                   By
                                                       Name:
                                                       Title:


                                                   By
                                                       Name:
                                                       Title:


                                                   CAISSE NATIONALE DE CREDIT
                                                    AGRICOLE


                                                   By
                                                       Name:
                                                       Title:

                                                   CREDIT LYONNAIS CHICAGO
                                                   BRANCH


                                                   By
                                                       Name:
                                                       Title:


                                                   THE DAI-ICHI KANGYO BANK,
                                                    LTD.


                                                   By
                                                       Name:
                                                       Title:


                                                   DEUTSCHE BANK AG-CHICAGO
                                                   BRANCH and/or CAYMAN ISLAND
                                                   BRANCH


                                                   By
                                                       Name:
                                                       Title:


                                                   By
                                                       Name:
                                                       Title:


                                                   DEUTSCHE GENOSSENSCHAFTSBANK-
                                                   CAYMAN ISLAND BRANCH


                                                   By
                                                       Name:
                                                       Title:


                                                   By
                                                       Name:
                                                       Title:


                                                   FIRST BANK N.A.,
                                                    individually and as an
                                                    Issuing Bank


                                                   By
                                                       Name:
                                                       Title:

                                                   THE FIRST NATIONAL BANK OF
                                                    CHICAGO


                                                   By
                                                       Name:
                                                       Title:


                                                   FIRST UNION NATIONAL BANK OF
                                                   NORTH CAROLINA


                                                   By
                                                       Name:
                                                       Title:


                                                   THE FUJI BANK, LIMITED,
                                                   CHICAGO BRANCH


                                                   By
                                                       Name:
                                                       Title:


                                                   THE INDUSTRIAL BANK OF JAPAN,
                                                   LIMITED, CHICAGO BRANCH


                                                   By
                                                       Name:
                                                       Title:


                                                   THE LONG-TERM CREDIT BANK OF
                                                    JAPAN, LIMITED, CHICAGO
                                                    BRANCH


                                                   By
                                                       Name:
                                                       Title:


                                                   THE MITSUI TRUST AND BANKING
                                                   COMPANY, LIMITED, NEW YORK
                                                   BRANCH


                                                   By
                                                       Name:
                                                       Title:

                                                   NORDDEUTSCHE LANDESBANK
                                                   GIROZENTRALE-NEW YORK and/or
                                                   CAYMAN ISLAND BRANCH


                                                   By
                                                       Name:
                                                       Title:


                                                   By
                                                       Name:
                                                       Title:


                                                   NORWEST BANK MINNESOTA,
                                                   NATIONAL ASSOCIATION,
                                                   individually and as an
                                                   Issuing Bank


                                                   By
                                                       Name:
                                                       Title:


                                                   THE SAKURA BANK, LIMITED


                                                   By
                                                       Name:
                                                       Title:


                                                   UNION BANK OF SWITZERLAND,
                                                   NEW YORK BRANCH


                                                   By
                                                       Name:
                                                       Title:


                                                   By
                                                       Name:
                                                       Title:


                                                   THE YASUDA TRUST AND BANKING
                                                   CO.,     LIMITED


                                                   By
                                                       Name:
                                                       Title:

                                                                   EXHIBIT A-1
                         FORM OF COMPETITIVE BID REQUEST

The Chase Manhattan Bank, as Administrative Agent for the Lenders referred to below,
Chase Agency Services
Grand Central Tower
140 East 45th Street, 29th Floor
New York, NY 10017

Attention:  Miranda Chin
            Telecopy:  212-622-0122

                                                                        [Date]

Dear Gentlemen and Ladies:

                 The undersigned, Metris Companies Inc. (the "Borrower"), refers to the Revolving Credit and Letter of Credit Facility Agreement dated as of September 16, 1996 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), among the Borrower, the Lenders named therein, The Chase Manhattan Bank, as Administrative Agent for the Lenders, NationsBank, N.A., as Co-Agent, and certain Issuing Banks. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03(a) of the Credit Agreement that it requests a Competitive Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Competitive Borrowing is requested to be made:

(A)  Date of Competitive Borrowing
         (which is a Business Day)                        ____________________

(B)  Principal Amount of
     Competitive Borrowing<F1>                            ____________________

(C)  Interest rate basis<F2>                              ____________________

(D)  Interest Period and the last
         day thereof<F3>                                  ____________________

                 Upon acceptance of any or all of the Loans offered by the Lenders in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to lending specified in
Article IV of the Credit Agreement have been satisfied.

                                                   Very truly yours,


                                                   METRIS COMPANIES INC.


                                                   By __________________________
                                                      Title: [Responsible
Officer]

                                                                   EXHIBIT A-2
                    FORM OF NOTICE OF COMPETITIVE BID REQUEST


The Chase Manhattan Bank, as Administrative Agent for the Lenders referred to below,
Chase Agency Services
Grand Central Tower
140 East 45th Street, 29th Floor
New York, NY 10017

Attention:  Miranda Chin
            Telecopy:  212-622-0122

                                                                        [Date]

Dear Gentlemen and Ladies:

                 Reference is made to the Revolving Credit and Letter of Facility Agreement dated as of September 16, 1996 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agree-ment"), among Metris Companies Inc. (the "Borrower"), the Lenders named therein, The Chase Manhattan Bank, as Administrative Agent for the Lenders, NationsBank, N.A., as Co-Agent, and certain Issuing Banks. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower made a Competitive Bid
Request on            , 19  , pursuant to Section 2.03(a) of the Credit Agree-
ment, and in that connection you are invited to submit a Competitive Bid
by [Date]/[Time]   .<F4> Your Competitive Bid must comply with Sec-
tion 2.03(b) of the Credit Agreement and the terms set forth below on which the Competitive Bid Request was made:

(A)  Date of Competitive Borrowing                 ____________________

(B)  Principal amount of
     Competitive Borrowing                         ____________________

(C)  Interest rate basis                           ____________________

(D)  Interest Period and the last
     day thereof                                   ____________________



                                                   Very truly yours,

                                                   THE CHASE MANHATTAN BANK, as
                                                   Administrative Agent


                                                   By ____________________
                                                   Title:

                                                                   EXHIBIT A-3
                             FORM OF COMPETITIVE BID


The Chase Manhattan Bank, as Administrative Agent for the Lenders referred to below,
Chase Agency Services
Grand Central Tower
140 East 45th Street, 29th Floor
New York, NY 10017

Attention:  Miranda Chin
            Telecopy:  212-622-0122

                                                                        [Date]

Dear Gentlemen and Ladies:

                 The undersigned, [Name of Lender], refers to the Revolving Credit and Letter of Credit Facility Agreement dated as of September 16, 1996 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), among Metris Companies Inc. (the "Borrower"), the Lenders named therein, The Chase Manhattan Bank, as Administrative Agent for the Lenders, NationsBank, N.A., as Co-Agent, and certain Issuing Banks. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned hereby makes a Competitive Bid pursuant to Section 2.03(b) of the Credit Agree-ment, in response to the Competitive Bid Request made by the Borrower on
        , 19 , and in that connection sets forth below the terms on which such Competitive Bid is made:


(A)  Principal Amount<F5>                                 ____________________

(B)  Competitive Bid Rate<F6>                             ____________________

(C)  Interest Period and last
         day thereof                                      ____________________

                 The undersigned hereby confirms that it is prepared, subject to the conditions set forth in the Credit Agreement, to extend credit to the Borrower upon acceptance by the Borrower of this bid in accordance with
Section 2.03(d) of the Credit Agreement.

                                                   Very truly yours,

                                                   [NAME OF LENDER]


                                                   By _________________________
                                                   Title:

                                                                   EXHIBIT A-4
                  FORM OF COMPETITIVE BID ACCEPT/REJECT LETTER


                                                                        [Date]


The Chase Manhattan Bank, as Administrative Agent for the Lenders referred to below,
Chase Agency Services
Grand Central Tower
140 East 45th Street, 29th Floor
New York, NY 10017

Attention:  Miranda Chin
            Telecopy:  212-622-0122



Dear Gentlemen and Ladies:

                 The undersigned, Metris Companies Inc., (the "Borrower"), refers to the Revolving Credit and Letter of Credit Facility Agreement dated as of September 16, 1996 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), among the Borrower, the Lenders named therein, The Chase Manhattan Bank, as Administrative Agent for the Lenders, NationsBank, N.A., as Co-Agent, and certain Issuing Banks.

                 In accordance with Section 2.03(c) of the Credit Agreement, we have received a summary of bids in connection with our Competitive Bid Request dated ___________ and in accordance with Section 2.03(d) of the Credit Agreement, we hereby accept the following bids for maturity on [date]:

        Principal Amount          Fixed Rate/Margin                     Lender

                $                 [%]/[+/-.   %]
                $


We hereby reject the following bids:


        Principal Amount          Fixed Rate/Margin                     Lender

                $                 [%]/[+/-.   %]
                $

           The $           should be deposited in The Chase Manhattan Bank
account number [           ] on [date].


                                                   Very truly yours,


                                                   METRIS COMPANIES INC.


                                                   By____________________
                                                     Name:
                                                     Title:

                                                                   EXHIBIT A-5
                        FORM OF STANDBY BORROWING REQUEST

The Chase Manhattan Bank, as Administrative Agent for the Lenders referred to below,
Chase Agency Services
Grand Central Tower
140 East 45th Street, 29th Floor
New York, NY 10017

Attention:  Miranda Chin
            Telecopy:  212-622-0122

                                                                        [Date]

Dear Gentlemen and Ladies:

                 The undersigned, Metris Companies Inc., (the "Borrower"), refers to the Revolving Credit and Letter of Credit Facility Agreement dated as of September 16, 1996 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), among the Borrower, the Lenders named therein, The Chase Manhattan Bank, as Administrative Agent for the Lenders, NationsBank, N.A., as Co-Agent, and certain Issuing Banks. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.04 of the Credit Agreement that it requests a Standby Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Standby Borrowing is requested to be made:

(A)  Date of Standby Borrowing
         (which is a Business Day)                 ____________________

(B)  Principal Amount of
     Standby Borrowing<F7>                         ____________________

(C)  Interest rate basis<F8>                       ____________________

(D)  Interest Period and the last
     day thereof<F9>                               ____________________

                 Upon acceptance of any or all of the Loans made by the Lenders in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to lending specified in Article IV of the Credit Agreement have been satisfied (unless all such Loans are continued or converted as contemplated by Section 2.05(b)).

                                                   Very truly yours,

                                                   METRIS COMPANIES INC.


                                                   By
                                                   Title: [Responsible Officer]

                                                                     EXHIBIT C
                                    [FORM OF]

                            ASSIGNMENT AND ACCEPTANCE


                 Reference is made to Revolving Credit and Letter of Credit Facility Agreement dated as of September 16, 1996 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), among Metris Companies Inc., a Delaware corporation (the "Borrower"), the Lenders named therein (the "Lenders") and The Chase Manhattan Bank, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), NationsBank, N.A., as Co-Agent, and certain Issuing Banks. Terms defined in the Credit Agreement are used herein with the same meanings.

                 1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth on the second page hereof, the interests set forth on the third page hereof (the "Assigned Interest") in the Assignor's rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on the second page hereof in the Commitment of the Assignor on the Effective Date and the Competitive Loans and Standby Loans owing to the Assignor which are outstanding on the Effective Date, together with unpaid interest accrued on the assigned Loans to the Effective Date and the amount, if any, set forth on the reverse hereof of the Fees accrued to the Effective Date for the account of the Assignor. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in
Section 9.04(c) of the Credit Agreement, a copy of which has been received by each such party. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and
(ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

                 2. This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is organized under the laws of a jurisdiction outside the United States, the forms specified in
Section 2.20(f) of the Credit Agreement, duly completed and executed by such Assignee and (ii) a processing and recordation fee of $3,500.

                 3. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee's Address for Notices:

Effective Date of Assignment
(may not be fewer than 5 Business
Days after the Date of Assignment):

                                                   Percentage Assigned of
                                                   Commitments (set
                                                   forth, to at Least 8
                                                   decimals, as a
                          Commitment Amount        percentage of the
                          Assigned (and            aggregate Commitments
                          identifying information  of all Lenders
                          as to individual Loans)  thereunder)

 Commitment:              $                                   %

 Competitive Advance:


 Fees Assigned (if
 any):




 The terms set forth above and on
 the reverse side hereof are hereby
 agreed to:

                                      Accepted<F10>

 __________________, as Assignor      THE CHASE MANHATTAN BANK, as
                                      Administrative Agent


 By:_____________________             By:______________________
    Name:                                Name:
    Title:                               Title:



 __________________, as Assignee      METRIS COMPANIES, INC.



 By:_____________________             By:______________________
    Name:                                Name:
    Title:                               Title:

                                                                 SCHEDULE 6.01
                         LIENS ON PROPERTY OR ASSETS OF
                        THE BORROWER AND THE SUBSIDIARIES



1. Lessors under various operating leases of the Borrower and its Subsidiaries have made and may make in the future notice filings with respect to the lessor's property that is the subject of such leases.

                                                                 SCHEDULE 3.14
                            TAX RETURNS AND PAYMENTS

The Borrower and its Subsidiaries have filed all applicable Federal, State and material local tax returns and have paid or caused to be paid all associated taxes due and payable on such returns or on any assessments received by them; except that because one of the Borrower's Subsidiaries, Direct Merchants Credit Card Bank, National Association, is a national banking entity (established in 1995) which derives the majority of its income from co-branded Mastercard credit cards, it may be subject to special financial institution rules in certain states. Such rules attempt to impute state income tax nexus to a credit card company if it obtains finance revenue and/or has credit card receivables generated from customers in that state. Of the states that have adopted such financial institution rules, Minnesota is the only state where the Borrower and its Subsidiaries are currently filing income or franchise tax returns. States which currently have rules pursuant to which they may attempt to impose income tax nexus based upon such credit card activity include:


Arkansas                  Minnesota
California                New Mexico
Hawaii           Tennessee
Indiana          West Virginia
Massachusetts

Direct Merchants Credit Card Bank, National Association, has not filed in states other than Minnesota because it believes the above referenced financial institution rules to be unconstitutional.

                                                                 SCHEDULE 3.08
                             METRIS COMPANIES INC.
                                  SUBSIDIARIES


NAME                                INCORPORATION          100% Owned By

Direct Merchants Credit Card Bank,  National Association   Metris Companies Inc.
National Association
DMCCB, Inc.                         Minnesota              Metris Companies Inc.

Metris Direct, Inc.                 Minnesota              Metris Companies Inc.

Metris Receivables, Inc.            Delaware               Metris Companies Inc.

                                                                 SCHEDULE 3.09

                                   LITIGATION

There are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any business, property or rights of any such Person (i) which involve any Loan Document or the Transactions or (ii) which would be materially likely to result in a Material Adverse Effect.

2.____________________
3.[FN]
<F1>Not less than $5,000,000 (and in integral multiples of $1,000,000) or greater than the Total Commitment.

<F2>Eurodollar Competitive Loan or Fixed Rate Competitive Loan.

<F3>Which shall be subject to the definition of "Interest Period" and end not later than the Maturity Date.

<F4>The Competitive Bid must be received by the Administrative Agent (i) in the case of a Eurodollar Competitive Loan, not later than 10:00 a.m., New York City time, four Business Days before a proposed Competitive Borrowing, and (ii) in the case of Fixed Rate Competitive Borrowing, not later than 10:00 a.m., New York City time, one Business Day before a Competitive Borrowing.

<F5>Not less than $5,000,000 or greater than the requested Competitive
Borrowing and in integral multiples of $1,000,000. Multiple bids will be accepted by the Administrative Agent.

<F6>I.e., LIBO Rate + or -     %, in the case of Eurodollar Loans or     %, in
the case of Fixed Rate Loans.

<F7>Not less than $5,000,000 (and in integral multiples of $1,000,000) or greater than the Total Commitment then available.

<F8>Eurodollar Loan or ABR Loan.

<F9>Which shall be subject to the definition of "Interest Period" and end not later than the Maturity Date.

<F10>To be completed only if consents are required under Section 9.04(b).